UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(Rule 14c-101)

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☑	Definitive Information Statement
CLEARWIRE CORPORATION
(Name of Registrant as Specified in Its Charter)
Payment of filing fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules [14c-5(g) and 0-11].
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
ABOUT THIS INFORMATION STATEMENT
APPROVAL OF AMENDMENTS TO THE CLEARWIRE CORPORATION 2003 STOCK OPTION PLAN, AS AMENDED, 2007 STOCK COMPENSATION PLAN AND 2008 STOCK COMPENSATION PLAN
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN 2010
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
RISK CONSIDERATIONS IN OUR COMPENSATION POLICIES AND PRACTICES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION OF THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MISCELLANEOUS AND OTHER MATTERS

CLEARWIRE CORPORATION
4400 Carillon Point
Kirkland, Washington 98033
(425) 216-7600
NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
To the Stockholders of Clearwire Corporation:
     This Notice and the accompanying Information Statement are being furnished to the stockholders of Clearwire Corporation, a Delaware corporation (the “Company”), to notify stockholders of the actions taken by our Board of Directors and its Compensation Committee at duly convened meetings and by the holders of a majority of the issued and outstanding voting securities of the Company by written consent dated February 2, 2011, approving amendments to the Company’s equity compensation plans to permit an option exchange. If implemented, the option exchange will provide our U.S. employees the opportunity to exchange certain outstanding stock options for a lesser amount of new restricted stock units. The members of our Board of Directors and former employees will not participate in the option exchange. Consistent with our compensation policies and practices, non-U.S. employees will not be eligible to participate in the option exchange. The Company intends to commence the option exchange on or about May 9, 2011, but the amendments will not be effective and the exchange of options for restricted stock units will not occur prior to the date that is 40 days after the mailing of the Notice of Internet Availability of the Information Statement.
     As the matters set forth in this Notice and the accompanying Information Statement have been duly authorized and approved by the written consent of the holders of more than a majority of our voting securities, your vote or consent is not requested or required to approve these matters. The Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed thereunder, including Regulation 14C, and serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders. You do not need to do anything in response to this Notice and the Information Statement.
We are not asking you for a Proxy and you are requested not to send us a Proxy.
Sincerely,

John W. Stanton
Interim Chief Executive Officer
Clearwire Corporation

CLEARWIRE CORPORATION
4400 Carillon Point
Kirkland, Washington 98033
(425) 216-7600
INFORMATION STATEMENT

ABOUT THIS INFORMATION STATEMENT

General
     Clearwire Corporation, a Delaware corporation (“Clearwire,” the “Company”, “we”, “us”, or “our”), is sending you this Information Statement solely for purposes of informing our stockholders of record as of February 2, 2011 (the “Record Date”) of actions taken by our stockholders by less than unanimous written consent in lieu of a special meeting of stockholders. No action is requested or required on your part.
Internet Availability of Information Statement Materials
     In accordance with the rules approved by the Securities and Exchange Commission (the “SEC”), on or about April 4, 2011 we will mail to our stockholders of record as of the Record Date a Notice of Internet Availability of the Information Statement (“Notice”), and we will provide access to this Information Statement over the Internet. If you received Notice by mail, you will not receive a printed copy of this Information Statement by mail unless you request printed materials. If you wish to receive printed materials, you should follow the instructions for requesting such materials contained in the Notice.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

Summary of the Corporate Actions
     The holders of a majority of the Company’s issued and outstanding voting securities has approved, by written consent dated February 2, 2011, amendments to our equity plans to permit an option exchange. If implemented, the option exchange will allow eligible employees to elect to surrender for cancellation certain stock options currently held by such employees in exchange for the grant of a lesser amount of new restricted stock units. Exchange ratios are designed to result in a fair value of the restricted stock units to be granted that will be approximately equal to the fair value of the options that are surrendered. We will use $7.00 per share as a threshold for options eligible to be exchanged. Using this threshold is designed to ensure that only outstanding options that are substantially “underwater” (meaning the exercise prices of the options are greater than our current stock price) are eligible for the option exchange. Only our U.S. employees holding eligible options may participate in the option exchange. The members of our Board of Directors and former employees will not participate. Consistent with our compensation policies and practices, non-U.S. employees will not be eligible to participate in the option exchange. Stockholder approval is required for this proposal under the listing rules of the NASDAQ Global Select Market (the “Marketplace Rules”), and such approval has been received by written consent dated February 2, 2011.
     The Notice is first being mailed on or about April 4, 2011 to the Company’s stockholders of record as of the Record Date. The Company intends to commence the option exchange on or about May 9, 2011 and to complete it on or about June 7, 2011, but in no event will the amendments to the equity plans be effective or the exchange of eligible options for restricted stock units occur prior to the date that is 40 days after the mailing of the Notice.
     The Company’s principal executive offices are located at 4400 Carillon Point, Kirkland, Washington 98033, and the Company’s telephone number is (425) 216-7600.

Voting and Vote Required
     The Company is not seeking consent, authorizations or proxies from you. Under the Delaware General Corporation Law (the “DGCL”), the Company’s Restated Certificate of Incorporation, the Company’s Bylaws and the Marketplace Rules, the amendments may be approved, without a meeting of stockholders, by a resolution of our Board of Directors and the Compensation Committee of the Board followed by the written consent of stockholders representing a majority of the combined voting power of our outstanding Class A Common Stock and Class B Common Stock.
     As of the Record Date, the Company had 244,028,133 shares of Class A Common Stock outstanding and entitled to vote and 743,481,026 shares of Class B Common Stock outstanding and entitled to vote. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to one vote, and the holders of Class A Common Stock and Class B Common Stock vote together as a single class. The written consent was executed by the holders of 534,452,860 shares of Class B Common Stock, representing a majority of the combined voting power of our Class A Common Stock and our Class B Common Stock. Accordingly, the written consent was executed by stockholders holding sufficient voting power to approve the actions contemplated by the Written Consent and no further stockholder action is required.
Notice Pursuant to the Company’s Bylaws and Delaware General Corporation Law
     Pursuant to Article 1, Section 12 of our Bylaws and Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 12 of our Bylaws and Section 228(e) of the DGCL.

APPROVAL OF AMENDMENTS TO THE CLEARWIRE CORPORATION 2003 STOCK OPTION PLAN,
AS AMENDED, 2007 STOCK COMPENSATION PLAN AND 2008 STOCK COMPENSATION PLAN

     The Company intends to commence the option exchange offer discussed herein on or about May 9, 2011. At that time, we will file a Schedule TO, including an offer to exchange and related exhibits and documents, with the SEC and furnish the offer to exchange to eligible employees. Eligible employees should read the Tender Offer Statement on Schedule TO, including the offer to exchange and other related materials, when those materials become available because they will contain important information about the option exchange offer. The Company’s stockholders and option holders will be able to obtain free copies of the offer to exchange when available and other documents filed with the SEC through the website maintained by the SEC at www.sec.gov. Free copies of the offer to exchange when available and other documents filed with the SEC can also be obtained (i) on our website on the “SEC Filings” tab on the “Investor Relations” page at www.clearwire.com; or (ii) by directing a written request to Secretary, Clearwire Corporation, 4400 Carillon Point, Kirkland, WA 98033.
Introduction
     On February 2, 2011, stockholders representing a majority of the combined voting power of our outstanding capital stock executed a written consent approving amendments (the “Amendments”) to our 2003 Stock Option Plan, as amended (the “2003 Plan”), our 2007 Stock Compensation Plan (the “2007 Plan”) and our 2008 Stock Compensation Plan (the “2008 Plan” and collectively with the 2003 Plan and 2007 Plan, the “Equity Plans”) to permit an option exchange. On December 10, 2010, our Board of Directors, upon recommendation of the Compensation Committee of the Board, approved the general terms of an option exchange, and on December 22, 2010, the Compensation Committee, under delegated authority from the Board, approved the final terms and conditions of the option exchange, subject to stockholder approval of the Amendments. The Amendments permit the Company to commence a one-time option exchange offer (the “Exchange Offer”) to allow our eligible employees to exchange certain outstanding stock options to purchase shares of our Class A common stock (referred to hereafter as the “Class A Common Stock” or the “common stock”) granted under the Equity Plans. The stock options eligible for the Exchange Offer are referred to as “eligible options.” Only options that have a per share exercise price equal to or greater than $7.00 will be eligible options. We intend to exchange eligible options for a lesser amount of new restricted stock units (“RSUs”) covering shares of our common stock granted under the 2008 Plan, based on an exchange ratio intended to result in the issuance of replacement RSUs that have a fair value approximately equal to the fair value of the eligible options to be replaced. As noted above, members of our Board of Directors, former employees and non-U.S. employees will not participate in the Exchange Offer.

Overview
     Our stock price has experienced a significant decline during the last few years due to a number of factors, including the continued weak economy, ongoing funding issues, disruptive changes in our industry, and uncertainty over our future business plans, as well as other factors within our control that have adversely affected our financial results. We have taken a number of actions to transform and strengthen our business and improve our performance. However, our efforts have not yet had a significant impact on our stock price, which remains at a relatively low level. Consequently, the Company’s employees hold a significant number of stock options with exercise prices that greatly exceed both the current market price of our common stock and the average market price of our common stock over the prior 12 months. Further, there can be no assurance that our efforts to transform and reinvigorate our business and improve our performance will ultimately result in significant increases in our stock price in the near term, if at all. Thus, our Board of Directors and the Compensation Committee believe that these underwater options no longer provide the long-term incentive and retention benefits that they were intended to provide. Our Board of Directors and our Compensation Committee believe the Exchange Offer is an important component in our strategy to align employee and stockholder interests through our equity compensation programs. We believe that the Exchange Offer is important for the Company because it will permit us to:
•	Provide renewed incentives to our employees who participate in the Exchange Offer. As of February 28, 2011, approximately 77.3% of our outstanding stock options were underwater. The weighted average exercise price of these underwater options was $14.39 as compared to a $5.52 closing price of our common stock on March 28, 2011. As a result, these stock options do not currently provide meaningful retention or incentive value to our employees. We believe that the Exchange Offer will enable us to enhance long-term stockholder value by providing greater assurance that the Company will be able to retain experienced and productive employees, by improving the morale of our employees generally and by aligning the interests of our employees more fully with the interests of our stockholders.
•	Meaningfully reduce our total number of outstanding stock options, or “overhang,” represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees. These underwater stock options currently create an equity award overhang to our stockholders of approximately 12 million shares. As of February 28, 2011, the total number of shares of common stock outstanding was approximately 987 million, consisting of approximately 244 million shares of Class A Common Stock and approximately 743 million shares of Class B Common Stock. Keeping these underwater options outstanding does not serve the interests of our stockholders and does not provide the benefits intended by our equity compensation program. By replacing the eligible options with a lesser number of restricted stock units, our overhang will be decreased. The overhang represented by the restricted stock units granted pursuant to the Exchange Offer will reflect an appropriate balance between the Company’s goals for its equity compensation program and our interest in minimizing our overhang and the dilution of our stockholders’ interests.
•	Recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. These options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will have to recognize a total of approximately $36.1 million in compensation expense related to these underwater options, $31.7 million of which has already been expensed as of February 28, 2011 by us and our predecessor entity (“Old Clearwire”) and $4.4 million of which we will continue to be obligated to expense, even if these options are never exercised because the majority remain underwater. We believe it is not an efficient use of the Company’s resources to recognize compensation expense on options that are not perceived by our employees as providing value. By replacing options that have little or no retention or incentive value with RSUs that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), the Company will be making efficient use of its resources.
     For reference purposes, the following table summarizes information regarding outstanding equity awards issued pursuant to the Equity Plans and shares of common stock available for future grants under the Equity Plans as of February 28, 2011:

Shares available for future grant under existing plans	56,077,161
Shares issuable pursuant to outstanding stock options	15,396,894
Weighted average exercise price of all outstanding stock options	$11.84
Weighted average remaining term of all outstanding stock options	4.2 years
Shares issuable pursuant to all other outstanding equity awards	13,903,494

Summary of Material Terms
     The material terms of the Exchange Offer will include eligibility, the exchange ratios to be applied to eligible options, and the vesting schedule to apply to replacement RSUs granted pursuant to the Exchange Offer. These terms are summarized here and described in further detail below.
•	The Exchange Offer will be open to all U.S. employees, except as described below, who are employed by us as of the start of the Exchange Offer and remain employees through the date of grant of the RSUs, which will be the next business day following the expiration date of the Exchange Offer. Eligible employees will be permitted to exchange all or none of their eligible options for replacement RSUs on a grant-by-grant basis.
•	The members of our Board of Directors and former employees will not participate in the Exchange Offer. Consistent with our compensation policies and practices, non-U.S. employees will not be eligible to participate in the Exchange Offer.
•	The exchange ratios of shares subject to eligible options surrendered in exchange for replacement RSUs to be granted were determined in a manner intended to result in the grant of replacement RSUs that have a fair value approximately equal to the fair value of the eligible options they replace. The Exchange Offer is not a one-for-one exchange. Instead, participating employees will receive replacement RSUs covering a lesser number of shares than are covered by the surrendered eligible options.
•	None of the replacement RSUs will be vested on the date of grant. The replacement RSUs will be scheduled to vest annually over two to four years depending on the level of vesting achieved on the eligible options exchanged for such replacement RSUs.
Reasons for the Exchange Offer
     We believe that an effective and competitive employee incentive program is imperative for the success of our business. We rely on our experienced and productive employees and their efforts to help the Company achieve its business objectives. At Clearwire, equity compensation constitutes a key component of our incentive and retention programs because our Board of Directors and the Compensation Committee believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our common stock. Clearwire’s long-term incentive compensation program is broad-based, with over 2,700 employee participants in the United States at all levels as of February 28, 2011. The Company and its predecessor entity have offered equity compensation to our employees since 2003.
     Due to the significant decline of our stock price during the last few years, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NASDAQ Global Select Market (“NASDAQ”) on March 28, 2011 was $5.52, whereas, the weighted average exercise price of all outstanding options held by our employees was $11.84. As of February 28, 2011, approximately 77.3% of outstanding stock options held by our employees were underwater. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our Board of Directors and the Compensation Committee believe are necessary to motivate and retain our employees.
Alternatives Considered
     When considering how best to continue to incentivize and reward our employees who have underwater options, we considered the following alternatives:
•	Grant additional equity awards. We also considered special grants of additional stock options at current market prices or another form of equity award such as restricted stock units. However, these additional grants would substantially increase our overhang and the dilution to our stockholders.
•	Exchange options for options with lower exercise prices. We also considered implementing a program to exchange underwater options for options having an exercise price equal to the market price of our common stock on the date of the exchange. We believe, however, that implementing an option for RSU exchange program would have two relative advantages versus an option for option exchange program with an equivalent accounting impact. First, an option for RSU exchange program would require the grant of substantially fewer RSUs than options in an option for option exchange program (i.e., fewer shares will be subject to the replacement RSU awards granted than replacement option awards). Second, our overhang and stockholder dilution would decrease more significantly in an option for RSU exchange program compared with an option for option exchange program. In addition, granting RSUs is consistent with our current grant practices and provides value to our employees even if current economic conditions continue and our stock price fails to increase further.
Implementation of the Exchange Offer
     We also considered implementing a program to exchange underwater options for replacement RSUs and settled on this approach. We determined that a program under which our employees could exchange stock options with higher exercise prices for a lesser number of RSUs was the most attractive alternative for a number of reasons, including the following:
•	The Exchange Offer offers a reasonable, balanced and meaningful incentive for our eligible employees. Under the Exchange Offer, participating employees will surrender eligible options for replacement RSUs covering fewer shares that will vest in equal annual installments, beginning 12 months from March 1, 2011, over two to four years depending on the level of vesting achieved under the eligible options.
•	The exchange ratios are calculated to return value to our stockholders. We calculated the exchange ratios to result in a fair value, for accounting purposes, of the replacement RSUs that will be approximately equal to the fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our reported earnings. We believe this combination of fewer shares, granted with no expected significant adverse impact on our reported earnings, together with a new two-year minimum vesting requirement, represents a reasonable and balanced Exchange Offer with the potential for a significant positive impact on employee retention, motivation and performance.
•	The Exchange Offer will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the employee who holds them leaves our employment. An exchange, such as the Exchange Offer, will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because employees who participate in the Exchange Offer will receive a lesser number of replacement RSUs in exchange for their surrendered eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. Based on the assumptions described below, if all eligible options are exchanged, options to purchase 5,591,344 shares will be surrendered and cancelled, while replacement RSUs covering 2,304,532 shares will be granted, resulting in a net reduction in the equity award overhang by 3,286,812 shares. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.
•	The reduced number of shares subject to the replacement RSUs will conserve our equity pool. Under the Exchange Offer, shares subject to eligible options granted under the 2008 Plan that are surrendered in exchange for a lesser number of replacement RSUs will return to the pool of shares available for future grant under the 2008 Plan. This return of shares will constitute an efficient use of the shares available for future issuance.
•	Members of our Board of Directors will not participate in the Exchange Offer. As noted above, the members of our Board of Directors will not participate in the Exchange Offer.
Description of the Exchange Offer
     Implementing the Exchange Offer. The Exchange Offer will commence on or about May 9, 2011 upon the filing with the SEC of the offer to exchange and other related documents as part of a Tender Offer Statement on Schedule TO, but no eligible options will be accepted for exchange, and the Exchange Offer is expected to remain open, until 5:00 p.m., Pacific Daylight Time, on June 7, 2011, or later if the offer is extended.
     Employees holding eligible options will receive written materials (the “offer to exchange”) explaining the precise terms and timing of the Exchange Offer. It is expected that eligible employees will be given until June 7, 2011 (or such longer period as we may elect to keep the Exchange Offer open) to elect to exchange all or none of their eligible options, on a grant-by-grant basis, for replacement RSUs. After the offer to exchange is closed, the eligible options surrendered for exchange will be cancelled, and the Compensation Committee will approve grants of replacement RSUs to participating employees in accordance with the applicable exchange ratios. All such replacement RSUs will be granted under the 2008 Plan and will be subject to the terms of the 2008 Plan.
     Eligible Options. To be eligible for exchange under the Exchange Offer, an underwater option must have a per share exercise price equal to or greater than $7.00. As of February 28, 2011, options to purchase 5,591,344 shares would be eligible for exchange under the Exchange Offer.

     Eligible Participants. The Exchange Offer will be open to all U.S. employees who hold eligible options, except as described below. To be eligible, an individual must be employed by the Company on the date the Exchange Offer commences (expected to be May 9, 2011) and must remain employed through the date that replacement RSUs are granted (which will be the next business day following the expiration of the Exchange Offer). As noted above, members of our Board of Directors and non-U.S. employees will not participate in the Exchange Offer. As of February 28, 2011, there were approximately 520 employees eligible to participate in the Exchange Offer.
     Interests of Directors and Executive Officers. The following table sets forth certain information as of February 28, 2011 about the outstanding options granted under our Equity Plans held by each of our directors and executive officers. Our executive officers are eligible to participate in the Exchange Offer. The members of our Board of Directors will not participate in the Exchange Offer. As of February 28, 2011, our executive officers and directors (19 persons) as a group held options unexercised and outstanding under the Equity Plans to purchase a total of 4,647,382 shares of our common stock, which represented approximately 30.2% of the shares subject to all options outstanding under the Equity Plans as of that date.
     The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under the Equity Plans, which was 15,396,894 as of February 28, 2011.

			Percentage
		Number of	of Total
		Options	Outstanding
Name	Position and Office Held	Outstanding	Options
Erik E. Prusch	Chief Operating Officer	362,797	2.36%
Steven A. Ednie	Chief Accounting Officer	268,649	1.74%
G. Michael Sievert	Chief Commercial Officer	364,632	2.37%
John C.B. Saw	Chief Technology Officer and Senior Vice President	450,499	2.93%
Teresa L. Elder	President of Strategic Partnerships and Wholesale	187,235	1.22%
Hope F. Cochran	Chief Financial Officer	341,891	2.22%
Broady R. Hodder	Senior Vice President, General Counsel & Secretary	397,181	2.58%
David Maquera	Senior Vice President and Chief Strategy Officer	150,000	0.97%
John W. Stanton*	Chairman of the Board; Interim Chief Executive Officer	0	0.00%
William R. Blessing*	Director	0	0.00%
Mufit Cinali*	Director	0	0.00%
Jose A. Collazo*	Director	0	0.00%
Peter L.S. Currie*	Director	35,832	0.23%
Hossein Eslambolchi*	Director	0	0.00%
Dennis S. Hersch*	Director	0	0.00%
Frank Ianna*	Director	0	0.00%
Brian P. McAndrews*	Director	0	0.00%
Theodore H. Schell*	Director	0	0.00%
Benjamin G. Wolff*	Director	2,088,666	13.57%

*	Person is not eligible to participate in the offer.
     Exchange Ratios. The number of shares available under an eligible option that an employee would surrender for cancellation in exchange for the grant of each replacement RSU is known as the exchange ratio. In the Exchange Offer, employees will be offered an opportunity to exchange all or none of their eligible options on a grant-by-grant basis for replacement RSUs based on the exchange ratios detailed in the below table.

Exercise Price of Eligible Option	Exchange Ratio
$7.00 – $10.99	1.75:1
$11.00 – $16.99	2.5:1
$17.00 and above	3:1

     The following table shows the number of eligible options within each exercise price range as of February 28, 2011:

		Weighted Average
Exercise Price of Eligible Option	Number of Shares	Exercise Price
$7.00 – $10.99	1,540,903	$7.65
$11.00 – $16.99	1,115,779	12.43
$17.00 and above	2,934,662	20.38
     Election to Participate. Participation in the Exchange Offer will be voluntary. Eligible employees will be permitted to exchange all or none of their eligible options for replacement RSUs on a grant-by-grant basis.
     Vesting of Replacement RSUs. The vesting schedule for the replacement RSUs will depend on what portion of the exchanged option is vested as of the commencement of the Exchange Offer (see chart below).

If the options exchanged are:	The new RSU vest schedule will be:
100% vested	2 years – 50% annually
75% vested	3 years – 33.3% annually
0% – 50% vested	4 years – 25% annually
     Other Terms and Conditions of the Replacement RSUs. Each replacement RSU issued in the Exchange Offer will represent a right to receive one share of our common stock on a future date when the RSU vests, subject to the award holder’s continued service with us. All replacement RSUs will be granted pursuant to our 2008 Plan and will be subject to an award agreement between the award recipient and the Company. A participant is not required to pay any monetary consideration to receive shares of common stock upon settlement of his or her RSUs.
     Return of Eligible Options Surrendered. The eligible options surrendered for exchange will be cancelled, and all shares of common stock that were subject to such surrendered options that were granted under the 2008 Plan will again become available for future awards under the 2008 Plan.
     NASDAQ Stockholder Approval Requirements. We are subject to the Marketplace Rules. Although the Amendments did not require stockholder approval under Delaware law, our Restated Certificate of Incorporation or Bylaws, the issuance of stock in connection with a stock option plan or other equity arrangement that is made or materially amended, pursuant to which stock may be acquired by officers, directors, employees or consultants requires stockholder approval under Marketplace Rule 5635(e)(4). Holders of a majority of the total number of shares of our outstanding capital stock executed a written consent approving the Amendments on February 2, 2011 in compliance with Marketplace Rule 5635(e)(4).
Accounting Treatment. In accordance with the guidance in Accounting Standard Codification 718, Compensation — Stock Compensation, issued by the Financial Accounting Standards Board (“FASB ASC Topic 718”), the exchange of stock options for RSUs in the Exchange Offer is accounted for as a modification of stock-based compensation awards. Accordingly, we will recognize the unamortized compensation cost of the surrendered eligible options over their original vesting period. The incremental compensation cost of the RSUs granted in the Exchange Offer will be recognized ratably over the vesting period of the RSU grants. The incremental compensation cost will be measured as the excess, if any, of the fair value of each RSU granted to employees in exchange for surrendered eligible options, measured as of the date the RSUs are granted, over the fair value of the eligible options surrendered in exchange for the RSU grants, measured immediately prior to the cancellation. Because of the manner in which the exchange ratios were calculated, we do not expect to recognize any significant incremental compensation expense as a result of the Exchange Offer. In the event that any of the RSUs are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited RSUs will not be recognized. Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.
     U.S. Federal Income Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Exchange Offer. A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange. We believe the exchange of eligible options for replacement RSUs pursuant to the Exchange Offer should be treated as a non-taxable exchange, and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement RSUs. However, the tax consequences of the Exchange Offer are not entirely certain, and the

Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Offer under all applicable laws prior to participating in the Exchange Offer. The foregoing is only a summary of the tax effect of U.S. federal income taxation upon participants in the Exchange Offer and the Company with respect to the surrender of eligible options and grant of replacement RSUs under the Exchange Offer. It does not purport to be complete, and does not discuss the tax consequences of an employee’s death or the provisions of the income tax laws of any municipality, state or foreign country in which an employee may reside.
     Potential Modification of Terms to Comply With Governmental Requirements. The terms of the Exchange Offer will be described in an offer to exchange that will be filed with the SEC as part of a Tender Offer Statement on Schedule TO. Although we do not anticipate that the SEC will require us to materially modify the Exchange Offer’s terms, it is possible that we will need to alter the terms of the Exchange Offer to comply with comments from the SEC. Changes in the terms of the Exchange Offer may also be required for tax purposes for participants in the United States as the tax treatment of the exchange offer is not entirely certain. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the Exchange Offer for purposes of complying with comments from the SEC or optimizing the U.S. federal income tax consequences.
Plan Benefits Relating to the Exchange Offer
     Because participation in the Exchange Offer is voluntary, the benefits or amounts that will be received by any participant are not currently determinable, since we are not able to predict who or how many participants will elect to participate, how many options will be surrendered for exchange or the number of replacement RSUs that may be granted. The members of our Board of Directors, former employees and non-U.S. employees will not participate in the Exchange Offer. The maximum number of shares underlying options that will be cancelled is 5,591,344 shares, and the maximum number of shares underlying new RSUs that will be granted is 2,304,532 shares.
Effect on Stockholders
     We are unable to predict the precise impact of the Exchange Offer on our stockholders because we are unable to predict how many or which employees will exchange their eligible options. The Exchange Offer was designed in the aggregate to be expense-neutral to our stockholders while reducing the overhang. The maximum number of shares underlying options that would be cancelled would be 5,591,344 shares, and the maximum number of shares underlying new RSUs that would be granted would be 2,304,532 shares resulting in a net reduction in the equity award overhang by 3,286,812 shares. Following the Exchange Offer, if all eligible options are exchanged, the total number of shares subject to outstanding equity awards, including the replacement RSUs, is 26,013,576 million shares. As of February 28, 2011, the total combined number of shares of Class A Common Stock and Class B Common Stock outstanding was approximately 987 million.
Text of Amendments to Existing Equity Plans
     In order to permit the Company to implement the one-time Exchange Offer in compliance with its existing Equity Plans and applicable Marketplace Rules, the Compensation Committee recommended and our Board of Directors and holders of a majority of the shares of our common stock approved Amendments to the Equity Plans. The Amendments add a new Section 4.6, Section 9.13 and Section 10.10 to the 2003 Plan, the 2007 Plan and the 2008 Plan, respectively, which new sections will read as follows:
Option Exchange. Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s stockholders, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of restricted stock units issued under the Clearwire Corporation 2008 Stock Compensation Plan, provided that such one-time-only option exchange offer is commenced on or prior to December 31, 2011.
Summary of 2008 Stock Compensation Plan
     The following is a summary of the material terms of the 2008 Plan as proposed to be amended and is qualified in its entirety by reference to the 2008 Plan. A copy of the 2008 Plan prior to the amendment may be found attached as Exhibit 10.68 to the Clearwire Corporation Registration Statement on Form S-4 originally filed August 22, 2008.
     Administration. The 2008 Plan is administered by the Compensation Committee.

     Shares Available for Awards. There are 80,000,000 shares of Clearwire Class A Common Stock authorized for awards under the 2008 Plan. The maximum number of shares of Clearwire Class A Common Stock that may be granted as incentive stock options is 20,000,000. The maximum number of shares of Clearwire Class A Common Stock subject to options or stock appreciation rights to any eligible individual in any 12-month period is 4,000,000.
     Eligible Individuals. Any member of our Board of Directors, any officer or employee of the Company, a subsidiary or a related company, any individual to whom the Company, a subsidiary or a related company has extended a formal, written offer of employment or any independent contractor of the Company, subsidiary or related company is eligible to participate in the 2008 Plan.
     Types of Awards. The 2008 Plan permits the grant of the following awards: (i) nonqualified stock options, (ii) incentive stock options, (iii) stock appreciation rights, (iv) restricted stock, (v) restricted stock units, or (vi) other stock awards.
     Stock Options. The holder of an option will be entitled to purchase a number of shares of common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable in cash or, at the discretion of the Compensation Committee, in shares of common stock having a fair market value on the exercise date equal to the exercise price or by any other means which the Compensation Committee determines.
     Stock Appreciation Rights. Participants may be granted tandem stock appreciation rights (“SARs”) (consisting of SARs with underlying options) and stand-alone SARs. The holder of a tandem SAR is entitled to elect between the exercise of the underlying option for shares of common stock or the surrender of the option in exchange for the receipt of a cash payment equal to the excess of the fair market value on the surrender date over the aggregate exercise price payable for such shares. The holder of a stand-alone SAR will be entitled to receive the excess of the fair market value (on the exercise date) over the exercise price for such shares.
     Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of common stock subject to restrictions imposed by the Compensation Committee and subject to forfeiture to the Company if the holder does not satisfy certain requirements for a specified period of time. The holder of restricted stock units will have a right, subject to any restrictions imposed by the Compensation Committee, to receive shares of common stock at some future date determined by the Compensation Committee, provided that the holder has satisfied certain requirements.
     Other Stock Awards. The Compensation Committee may develop subplans or grant other equity-based awards, subject to the provisions of the 2008 Plan.
     Change in Control/Corporate Event. In the event of a Corporate Event (as such term is defined in the 2008 Plan), our Board of Directors will adjust any or all of the number of shares with respect to which awards may be granted, the number of shares subject to outstanding awards and the exercise price or base price with respect to any award. Additionally, if the Company enters into or may become involved in a Corporate Event or if a Change in Control (as such term is defined in the 2008 Plan) does or may occur, our Board of Directors will take such action as it deems appropriate to substantially preserve the value, rights and benefits of any affected awards granted under the 2008 Plan. The Company shall have the right, immediately prior to a Corporate Event or Change in Control, to cancel each participant’s award and pay to each participant in connection with the cancellation an amount that the Compensation Committee determines is equivalent to the value of the award.
     Duration, Termination and Amendment. The 2008 Plan will terminate on the tenth anniversary of the date our Board of Directors approved the plan, unless terminated by the Board earlier. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2008 Plan prior to its expiration may extend beyond the end of such period through the award’s normal expiration date. The Board may amend, suspend or terminate the 2008 Plan as determined to be advisable. Stockholder approval may also be required for certain amendments by the Internal Revenue Code, the Marketplace Rules, or the rules of the SEC. The Board has specific authority to amend the 2008 Plan without stockholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the 2008 Plan or any award agreement.
     Transferability of Awards. Awards granted under the 2008 Plan may be transferred only to immediate family members and certain affiliate entities.

     U.S. Federal Income Tax Consequences. The following is a brief summary of the U.S. federal income tax consequences of the 2008 Plan generally applicable to the Company and to participants in the 2008 Plan who are subject to U.S. federal taxation. The summary is based on the Internal Revenue Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Information Statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to address issues relating to the tax circumstances of any individual participant or provide legal or tax advice. Furthermore, the summary does not address issues relating to any gift or estate tax consequences or the consequences of any state, local or foreign tax laws.
     Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.
     Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.
     With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of our common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.
     Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.
     Unrestricted Stock Awards. Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares. When a participant sells the shares, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant with respect to the shares plus the amount of taxable ordinary income recognized by the participant upon receipt of the shares.
     Restricted Stock Awards. A recipient of a restricted stock award generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares on the date the restrictions lapse over the amount, if any, paid by the participant with respect to the shares. However, no later than 30 days after a participant receives the restricted stock award, the participant may elect to recognize compensation taxable as ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided the election is properly made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income recognized as a result of making the election. Any dividends paid with respect to shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

     Restricted Stock Units. A participant generally will not recognize income at the time a restricted stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares the participant receives.
     Tax Consequences to the Company. In the foregoing cases, the Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Internal Revenue Code.
     Tax Withholding. In general, to the extent required by applicable law, the recipient of any payment or distribution under the 2008 Plan must make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of such payment or distribution. The Company will not be required to make any payment or distribution under the 2008 Plan until such obligations are satisfied.
     Plan Benefits. All awards to employees, officers, independent contractors or directors under the 2008 Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the 2008 Plan are not determinable at this time. However, please refer to the description of grants made to our named executive officers described in the Grants of Plan-Based Awards in 2010 table and to the description of grants made to our non-employee directors in 2010 Compensation for Non-Employee Directors. For further information regarding the potential benefits and amounts for participants in connection with the Exchange Offer, see Plan Benefits Relating to the Exchange Offer.

EQUITY COMPENSATION PLAN INFORMATION

     We assumed the Equity Plans from Old Clearwire.
     The table below presents information as of December 31, 2010 for the Equity Plans, which were previously approved by Old Clearwire’s stockholders. We do not have any equity compensation plans that have not been approved by stockholders.

			Number of Securities
			Remaining Available for
	Number of Securities to Be		Future Issuance Under
	Issued Upon Exercise of	Weighted	Equity Compensation
	Outstanding Options and	Average Exercise	Plans (Excluding
	Vesting of Restricted Stock	Price of Options	Securities Reflected in
Plan Category	Units	(2)	the First Column)
Equity Compensation Plans Approved by Stockholders	31,118,894 (1)	$11.80	55,324,492

(1)	The Equity Plans authorize the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. Of these shares, 16,443,241 are to be issued upon the exercise of outstanding options and 14,675,653 are to be issued pursuant to the vesting of outstanding restricted stock units.

(2)	As there is no exercise price for restricted stock units, this price represents the weighted average exercise price of stock options only.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
     This Compensation Discussion and Analysis describes the compensation policies and decisions of the Compensation Committee of our Board of Directors for 2010 for the executive officers who are named in the Summary Compensation Table below (the “named executive officers”). These named executive officers are: Erik E. Prusch, Chief Operating Officer and former Chief Financial Officer, Teresa L. Elder, President of Strategic Partnerships & Wholesale, John C.B. Saw, Chief Technology Officer and Senior Vice President, G. Michael Sievert, Chief Commercial Officer, and William T. Morrow, former Chief Executive Officer and Director. The information in this discussion provides perspective and analysis relating to, and should be read along with, the executive compensation tables and narrative discussion set forth below.

Overview
Compensation Philosophy and Objectives
     Our compensation program reflects our philosophy to pay all of our employees, including our named executive officers, in ways that:
•	Attract and retain the best talent;
•	Ensure each employee’s total compensation package is competitive with our peers;
•	Align employee incentives with the best interests of our stockholders through short-term cash incentives and long-term stock incentives that are tied to achievement of specified performance objectives, and;
•	Support our mission, values and guiding principles.
     To achieve these objectives for Clearwire’s named executive officers, the Compensation Committee reviews and determines all components of executive officer compensation. These components tie a substantial portion of our executive officers’ overall compensation to key strategic, financial and operational goals for the Company, such as our earnings, our yearly cash spend, our subscriber numbers, the satisfaction levels of our wholesale partners and our employees, development of our network, and network performance.
Elements of Compensation and Pay Mix
     Compensation for our named executive officers consists of the following elements:
•	Base pay
•	Short-term incentive compensation (discretionary performance-based bonus)
•	Long-term incentive compensation (equity compensation such as stock options and restricted stock units)
•	Health and welfare benefits
     Our pay elements are in keeping with our culture and align with current practice of our peers. The majority of the annual compensation received by our named executive officers, specifically their annual performance bonuses and equity compensation, is determined by the Compensation Committee after reviewing either the performance of the Company, the individual performance of the executives themselves, or both factors.
Summary of Executive Compensation Changes
     The Compensation Committee regularly evaluates and calibrates the compensation programs for our executive officers to confirm that pay programs relate to the specific strategies and performance drivers of the Company. During 2010 and 2011, the committee’s evaluation of compensation practices resulted in the following notable changes to our compensation practices and plans:
     Form and Timing of Equity Awards. As part of its review of executive and equity compensation, the Compensation Committee reviewed how and when we grant equity to our named executive officers. Historically we have provided our named executive officers with stock-based incentives in the form of 50% of the equity value from stock options and 50% of the equity value in restricted stock units that generally vest over four years at a rate of 25% per year. Equity grants have generally been made semi-annually in the third quarter of each year based on first-half performance and in the first quarter of each year based on second-half performance. Beginning with grants made in the third quarter of 2010, the committee determined that 100% of the equity value to executive officers would be made in the form of restricted stock units, which the committee believes is a more effective retention and long-term incentive vehicle than stock options. In the first quarter of 2011, the committee determined to make equity grants in the future only once a year, in the first calendar quarter, based on full-year performance.
     Executive Continuity Plan. The Company implemented the 2010 Executive Continuity Plan for executive officers in April 2010 and amended the plan in March 2011. The plan provides for severance pay and benefits for certain types of terminations for executive officers and is intended to help retain, incentivize and focus highly qualified executives. Except for Mr. Morrow, the plan replaces the prior Change in Control Severance Plan and the severance provisions contained in the individual offer letter of participating executive officers. Among other provisions, the plan eliminated the full excise tax gross up in the Change in Control Severance Plan and generally reduced the amounts of severance payments and benefits, in comparison to the benefits offered under the Change in Control Severance Plan.

     Stock Option Exchange. As part of its review of executive and equity compensation, the Compensation Committee considered how best to continue to incentivize and reward our employees who hold underwater stock options. Upon recommendation of the Board of Directors and the committee, stockholders holding a majority in interest of the Company’s capital stock have approved Amendments to the Company’s equity plans to permit the exchange of certain underwater stock options for a lesser number of RSUs, as described in more detail above in Summary of Material Terms. We believe the Exchange Offer is an important component in our strategy to align employee and stockholder interests through our equity compensation programs. The Company’s executive officers, including the named executive officers other than William T. Morrow, will be eligible to participate in the Exchange Offer. Members of the Board of Directors will not participate in the Exchange Offer.
Role of Compensation Committee, Compensation Consultants and Management
     The Compensation Committee has primary responsibility for determining the compensation provided to our executive officers. The committee receives information and advice from its compensation consultant and from management and makes a determination of executive officer compensation.
     The Compensation Committee retained Towers Watson (“Towers”) in 2009 for advice regarding compensation for 2010. Towers reports directly to the committee and does not provide services to Clearwire management. Towers is a nationally recognized consulting firm with extensive experience in the area of executive compensation. Towers closely monitors executive compensation practices and trends and maintains an extensive executive compensation survey database covering industry trends. The services provided by Towers to the committee regarding 2010 compensation is more fully discussed below in Comparative Framework.
     Our Chief Executive Officer and human resources leaders regularly attend Compensation Committee meetings and consult periodically with the committee to review our executive compensation practices against our defined comparative framework. These members of management review and comment on the market compensation data provided by our human resources department, including the makeup of market comparison groups and the description of comparable officer positions, utilizing the competitive market data, along with other factors related to an executive officer’s position, experience, and individual performance, to develop proposed compensation levels for each executive officer. These members of management also review and recommend performance goals and goal weightings for our short-term and long-term incentive plans, and present these compensation proposals to the committee, which reviews and may modify the proposals.
Overview of Compensation Setting Process
     The Compensation Committee evaluates individual executive officers’ experience and performance with a goal of setting compensation at levels the committee believes are comparable with the levels of compensation provided to executive officers in other companies with whom we compete for executive talent or that are of similar size or industry profile, while taking into account our relative performance and our own strategic goals.
     To assist the Compensation Committee, the Company periodically retains compensation consultants to review our policies and procedures with respect to executive officers’ salary, short-term incentive and long-term incentives. We compile data and participate in the most directly relevant compensation surveys conducted by independent third parties.
     We review both cash and equity compensation with respect to the available market data at least annually.
     In our 2010 review, we compared our executives’ compensation structure and levels to those of comparable companies using the Radford Executive Survey focusing on peer companies meeting these two criteria:
•	Scope: Revenue between $1 billion and $3 billion

•	Industry: In one of the following sectors:
o	Network products/services

o	Computer/peripherals

o	Software products/services

o	Telecommunications

     The peer companies in the Radford Executive Survey that met these criteria were as follows:

3Com	Fiserve	Paetec
Acer America	Flir Systems	Palm
Activision Blizzard	Fujitsu America Management	Pearson Education
AcXiom	General Atomics	Polycom
ADC Telecommunications	Hitachi America	Ricoh Electronics
Adobe Systems	Hitachi Data Systems	Sabre Holdings
Alliance Data Systems	Hughes Network Systems	Salesforce.com
Amdocs	Intellectual Ventures	Sandia National Labs
America Tower	Intelsat	SAS
Arris Group	International Game Tech	Sensata Technologies
AutoDesk	Intuit	Sony Computer Entertainment America
Battelle Memorial Institute	Invensys	SunPower
Bell Microproducts	Itron	Sybase
BMC Software	JDS Uniphase	Synopsys
Bose	Juniper Networks	Take Two Interactive Software
Brocade Communications	Lawrence Livermore Nat’l Lab	Tellabs
CA	Level 3 Communications	Teradata
Cadence Design Systems	LexisNexis	Toshiba America Information Systems
Cerner	Lexmark International	Trimble Navigation
Citrix Systems	Logitech	TW Telecom
Commscope	Los Alamos National Laboratory	UTStarcom
Compucom	Lucasfilm LTD	Virgin Mobile
Compuware	McAfee	VMware
Cricket Communications	MEMC Electronic Materials	Windstream Communications
Echostar Technologies	Metavante	Xyratex International
Electronic Arts	Molex
Ericsson	NetApp
     In addition, Towers recommended a peer group of technology and telecommunications companies that was approved by the Compensation Committee to benchmark equity grant practices, overhang, burn rate, non-employee director compensation and executive severance practices. The companies in this peer group are as follows:

3Com*	ADC Telecommunications*	Adobe Systems
Autodesk	BMC Software	Brocade Communications
Cadence Design Systems	Citrix Systems	Compuware
Earthlink	Hughes Communications	Intuit
JDS Uniphase	Leap Wireless International	McAfee*
Palm*	Synopsys	Tellabs
UTStarcom	Verisign	VMware

*	These companies are no longer publicly traded and will not be included in the peer group in the future.
     Several factors were considered in selecting this peer group, including industry, products and services offered, revenue level, and competitors for executive talent in our labor markets. The Compensation Committee determined that this group of peer companies is representative of our executive talent pool and our product and market profile and appropriate from a size perspective.
     The Compensation Committee evaluated 2010 compensation decisions in light of the peer company analysis to ensure that named executive officer compensation is competitive with the identified peer group and sufficient to recruit and retain qualified executives. The cash compensation packages (base salary and annual incentive award targets) for executive officers hired in 2009 (which includes all the named executive officers except Dr. Saw) were established as part of our negotiations to secure their employment and reflect current competitive market conditions. Base salary and annual incentive award targets were not targeted or benchmarked to any particular percentile of compensation paid by other companies, but rather the committee considered peer group compensation as one factor in making its compensation decisions. Other factors included the criticality, experience and scope of position for the executive. Base salaries were adjusted for 2010 as described below. Based on the peer group analysis, we generally have a higher-than-median approach to base salaries and short-term incentives (annual performance bonuses) for our named executive officers. This approach is intended to offset the perceived risk of joining an early-stage company such as Clearwire. For 2010 compensation we targeted long-term equity compensation at the 65th percentile of the Radford Executive Survey companies, as described below under Equity Compensation.

Elements of Executive Compensation Programs
     Elements of Compensation and Pay Mix
     The compensation packages for our named executive officers include a mix of cash and equity-based compensation. The major compensation components are:
•	Base pay, which forms a stable part of our named executive officers’ compensation packages
•	Discretionary annual cash bonuses that are based on our short-term strategic, operational and financial performance measured against specific pre-established goals
•	Long-term equity incentive compensation such as stock options and restricted stock units
•	Health and welfare benefits
     Base Salary
     We set base salaries for our executive officers at levels which we believe are competitive based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. We compare executive officer base salaries to the median or 50th percentile of salaries paid by comparable companies for comparable positions. With our named executive officers, we set base salaries based on level of responsibility, span of control and experience. Each year the Compensation Committee determines whether to approve merit increases to our executive officers’ base salaries based on their individual performance and the recommendations of our Chief Executive Officer. The Chief Executive Officer does not participate in the discussion or decisions regarding his own compensation. Base salaries are reviewed annually, as well as at the time of hire, promotion or changes in responsibility. Base salaries may also be adjusted from time to time to realign salaries with market levels. Base salary changes also impact target bonus amounts and actual bonus payouts, which are based on a percentage of base salary.
     For 2010 the Chief Executive Officer recommended pay increases for certain executive officers not to exceed the total Company-wide merit budget of 2%. The Compensation Committee approved the following pay increases related to 2009 performance; Erik E. Prusch received a 1% increase to his base salary from $475,000 to $479,750 to reflect the success in raising $4.3 billion including $1.6 billion of additional financial support from Strategic Investors, and the refinancing of our debt. The base salary for G. Michael Sievert was increased 2.5% from $450,000 to $461,250 to reflect Mr. Sievert’s contributions to the sales and marketing efforts that resulted in the addition of 642,000 retail subscribers and the largest (at that time) net add quarter in the Company’s history — a fourth quarter 2009 retail subscriber growth of 87,000. The base salary for Teresa L. Elder was increased 1% from $375,000 to $378,750 in recognition of her contributions toward the success of the wholesale channel and the addition of 46,000 wholesale subscribers in the fourth quarter of 2009. Dr. John C.B. Saw received a 1% base salary increase from $375,000 to $378,750 to recognize the achievement of bringing 4G to 27 markets across the United States covering 34 million people by the end of 2009. The committee did not increase the base salary for Mr. Morrow.
     Discretionary Annual Incentive Bonus Plan
     The Compensation Committee has the authority to award discretionary performance-based bonuses to our executive officers under the terms of our 2007 Annual Performance Bonus Plan payable in whole or in part in cash, in our Common Stock or in other property. Pursuant to the plan, the Compensation Committee selects, at its discretion, those executive officers of the Company or its subsidiaries who are to participate in the plan. The Compensation Committee also establishes the terms and conditions applicable to any award granted under the plan and whether a participant will be eligible to receive an award under the plan in accordance with such terms and conditions, and takes all other actions necessary for the plan’s administration.
     Performance Measurement
     Annual, performance-based awards are intended to compensate executive officers for achieving Company-wide financial and operational goals and objectives. These objectives generally relate to important, strategic factors discussed below. For 2010, the Company chose not to take into account any individual objectives or goals in determining the amount of the annual performance-based awards.

     Generally, discretionary bonuses are paid annually in the first quarter following completion of a given fiscal year provided a plan participant is then employed by the Company or any of its subsidiaries. The actual amount of any bonuses awarded will be determined by the Compensation Committee in its sole discretion. While the committee may elect to award bonuses based on the attainment of Company objectives, the committee, at its discretion, may elect to forego awarding any bonuses or to increase or decrease the amount of any bonuses awarded based on each executive officer’s individual performance and contribution to our strategic goals. For 2010, the Company elected to limit annual performance bonuses to a maximum of 120% of the target annual bonus payout, and all named executive officers received the same percentage payout of their bonus.
     For 2010, we focused on eleven key metrics of organizational success to determine our overall discretionary bonus pool. The table below summarizes the metrics and weightings for Company performance in 2010, followed by an explanation of each metric.

	Minimum		Target for
	Target to		Maximum
	Receive	FY10 Target	Payout
	Payout (60%	(100% of	(120% of
	of targeted	targeted	targeted	2010				Payout
Measure	bonus)	bonus)	bonus)	Actual		Weighting	Achieved	Factor
Retail Net Promoter Score	*	*	*	*		5%	*	0%
Achieve an average Wholesale Partner Satisfaction score of 7.3 in 2010	5.84	7.3	7.666	6.75		5%	6.75%	80%
Build to our budget population goal of 120M	96M	120M	126.12M	112M		10%	93.30%	80%
Network reliability	*	*	*	*		5%	*	60%
Network speed goal	*	*	*	*		5%	*	120%
Achieve our ending wholesale subscriber goal of 1.310M	1.048	1.31M	1.377M	3.25M		15%	248.09%	120%
Achieve our ending retail subscriber goal of 1.18M	944M	1.18M	1.24M	1.10M		15%	93.22%	80%
Meet our adjusted EBITDA target ($1.049M)	$(839.2M )	$(1.049M )	$(1.103M )	$(1.23M	)	15%	85%	80%
Meet our cash flow target of 2.854B	$(3.4248B )	$(2.854B )	$(2.708B )	$(3.50B	)	15%	117%	60%
EES 2 Point Improvement over 2009 (from 69 to 71)	67%	71%	72%	67.52%		5%	67.52%	60%
Reduce voluntary attrition from an average of 2.1% to 1.8%	2.16%	1.80%	1.71%	2.00%		5%	111.1%	80%

						100%		79%

*	The specific target levels for retail net promoter score and the network performance factors (reliability and speed) are highly confidential metrics, the disclosure of which would cause competitive harm to the Company. The Company believes the ability to meet or exceed these individual criteria was approximately as difficult as the achievement of the other bonus criteria set by the Company.
•	Retail Net Promoter Score is a measure of how likely companies would be to recommend Clearwire. The score is based on the percentage of surveyed customers who strongly recommend less the percentage who are neutral or who would not recommend.
•	Wholesale Partner Satisfaction is based on achieving an average wholesale partner satisfaction score using average quarterly surveys in 2010.
•	Network factors accounted for 20% of our bonus factor percentage and consisted of the following factors:
•	Building our network to achieve our 2010 covered population goal of 120 million people.
•	Network reliability, which is based on a goal of achieving a certain percentage of availability of the network, as measured by amount of time the network is available to customers.
•	Network speed, a measure used to ensure that our customers have the high-speed experience they expect when using our service. The target for this metric is measured by the average throughput (in Mbps) that will be experienced by our customers during the top three busiest (peak) hours of the week.

•	Wholesale subscriber and retail subscriber goals are measures of our success in selling and marketing our product to wholesale and retail subscribers. The wholesale side of our business is increasingly important and the Company believes that it is critical that we enable the continued success of our wholesale business partners. Additionally, retail remains a vital channel for our business and enables us to broadcast our name into the marketplace.
•	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) target is a measure of success in selling our products and services.
•	Cash flow represents a measure of how cost effectively we are building our network, and the efficiency of our use of corporate funds to run our business.
•	Employee Engagement and Voluntary Attrition are measures of our success in retaining our employee and keeping them engaged. We believe that it is important that Clearwire employees enjoy their work and feel a sense of pride and commitment to the Company.
     For the 2010 fiscal year, based on the performance of the Company against the performance goals, the weighted payout factor for annual discretionary performance bonuses was equal to 79% of the executive officers’ target bonuses. The Compensation Committee elected to award annual bonuses based on this percentage and did not exercise discretion to increase or decrease the percentage of any executive officer’s annual bonus target earned.
Cash Incentives Paid for 2010
     Each named executive officer is eligible for an annual discretionary performance bonus that is based on a specified percentage of such named executive officer’s base salary. The table below shows the fiscal 2010 target bonus as compared to the actual performance bonuses paid for each of the named executive officers.

			Annual	Actual
	Annual Non-Equity		Non-Equity	Non-Equity
	Incentive Bonus	Salary as of	Incentive	Incentive	Actual
	Target as a % of	12/31/10	Bonus Target	Bonus Payout	Payout as a
Executive	Base Salary	($)	(1)($)	($)	% of Target
William T. Morrow	100%	$900,000	$900,000	$711,000	79%
Erik E. Prusch	100%	479,750	479,750	379,003	79%
Teresa L. Elder	60%	378,750	227,250	179,528	79%
John C.B. Saw	50%	378,750	189,375	149,606	79%
G. Michael Sievert	75%	461,250	345,938	273,291	79%

(1)	Based on salary at 2010 year end.
Equity Compensation
     We believe that strong long-term performance is best achieved through fostering an ownership mentality among our employees. We primarily use stock and stock-based awards to create an ownership culture among our employees that is aligned with our stockholders’ interests. We provide long-term incentive compensation to our executive officers and other selected employees through the 2008 Stock Compensation Plan, which was adopted by our Board of Directors and approved by the stockholders of the Company in 2008.
     Our stock compensation plans are intended to provide the principal method for our executive officers to acquire equity or equity-linked interests in the Company. We used a combination of methodologies in reviewing peer data, including comparable industry and company size to establish an appropriate balance of cash compensation and equity ownership. The Compensation Committee’s general policy is to review and approve equity grants to executive officers based on:
•	A review of competitive compensation data;
•	Assessment of individual and company performance;
•	A review of each executive officer’s existing long-term incentives; and
•	Retention considerations.

     We used the following comparative peer group of companies from the Radford Executive Survey to determine the target equity values for each executive officer at the 65th percentile.
•	Revenue range between $1 billion to $3 billion

•	Technology companies consisting of Computer/Peripherals, Network Products/Services, Software Products/Services and Telecommunications
     In recommending to the Compensation Committee the restricted stock unit grants awarded to executive officers in 2010, the Chief Executive Officer took into consideration individual and functional performance relative to the target award. The Compensation Committee determined the actual grant awarded to Mr. Morrow.
     The Company has historically used a blended equity compensation package, including stock options and restricted stock units. Equity grants were generally made at the commencement of employment and then on a semi-annual basis thereafter. Occasionally, equity grants were granted following a significant change in job responsibilities or to meet other special retention or performance objectives. In March 2010, the equity grants to executive officers included a blend of stock options and restricted stock units. However, following a change in policy made by the Compensation Committee, the semi-annual grants made in September 2010 were made solely in the form of restricted stock units. We believe that restricted stock units are a more effective retention and long-term incentive vehicle than stock options. In consultation with the Compensation Committee’s compensation consultant, we applied a 20% reduction to the option value to convert the stock option component to restricted stock units. The Compensation Committee determined in September 2010 to make equity grants in the future only once a year, in the first calendar quarter beginning in 2011.
Stock Options
     Although the Company has shifted from semi-annual grants of stock options and restricted stock units to grants consisting solely of restricted stock units on an annual basis, periodic stock option grants may continue to be made at the discretion of the Compensation Committee to eligible employees, and in appropriate circumstances, the committee will consider the recommendations of members of management, such as our Chief Executive Officer or human resources leaders.
     Stock option grants made under each of our plans in 2010 or prior have an exercise price equal to the fair market value of the common stock on the date of grant (closing price on date of grant). Typically, stock option grants vest 25% per annum, based on continued employment over a four-year period, and expire ten years after the date of grant. Certain executive officers have different vesting terms pursuant to their offer letters.
Restricted Stock Units
     Restricted stock units are used to attract and retain executive officers through long-term vesting and potential wealth accumulation. For the March 2010 grants, we continued our practice of granting a mix of stock options and restricted stock units to offer additional diversification of executive officers’ equity holdings. The September 2010 grants were delivered solely in the form of restricted stock units. The Compensation Committee determined that stock options were not delivering the intended value and that restricted stock units provided a greater retention incentive. Restricted stock units granted to key employees and executive officers in 2010 generally vest 25% per year.
     We continually evaluate which equity award vehicles achieve the best balance between our aims to reward and retain key contributors and create and maintain long-term stockholder value.
Perquisites and Benefits
     Our executive officers are eligible to participate in the same benefit programs as all other employees. These benefits include the following:
•	Medical and dental care plans

•	Life, accidental death and dismemberment and disability insurance

•	Short-term and long-term disability programs

•	Voluntary and Discount Programs

•	Paid time off

•	Dependent and health care Flexible Spending Accounts

•	Employee Assistance Programs (confidential counseling)

•	401(k) plan

•	Patent Award Program

     Starting in 2010 the Company introduced executive wellness benefits and financial and tax planning assistance benefits for executive officers. The wellness benefit is capped at $7,500 per year and financial/tax planning assistance is capped at $15,000 per year. In addition, every three years, the Company will reimburse up to $1,000 in legal fees incurred in having estate planning documents reviewed or revised. The Company does not provide a full gross-up on the taxes relating to such benefits, but instead provides tax assistance on the value of the benefits received. The tax assistance is based on a 25% federal supplemental tax rate and Medicare tax rate of 1.45%. State tax rates for supplemental payments vary. We believe these benefits are reasonable in scope and amount and are in line with the benefits typically offered by other companies we compete with for executive talent.
     Consistent with our compensation philosophy, we intend to maintain our current benefits for our executive officers. However, the Compensation Committee in its discretion may revise, amend or add to the executive officers’ benefits if it deems it advisable.
Post-Termination Compensation
     Qualified Retirement Plan
     Our executive officers are eligible to participate in our 401(k) plan on the same basis as other eligible employees. Clearwire makes a company match of 50% of employees’ contributions on the first 6% of eligible pay, up to 3% of employees’ eligible compensation each pay period. These company matching contributions vest over a three-year period commencing on the employees’ hire date. Employee-deferral contributions are always 100% vested.
     The Company does not offer a defined benefit pension plan or any other qualified retirement plan arrangements. None of our named executive officers participates in or has account balances in any other qualified or nonqualified defined benefit plans sponsored by us.
     Nonqualified Deferred Compensation
     None of our named executive officers participates in or has account balances in any deferred compensation plans maintained by the Company. The Compensation Committee may elect in the future to provide our executive officers and other employees with nonqualified defined contribution or deferred compensation benefits if it determines that doing so is in our best interests.
     Severance and Change in Control Benefits
     The Company’s 2010 Executive Continuity Plan provides for severance pay and benefits for certain types of terminations for executive officers and is intended to help retain, incentivize and focus highly qualified executives. Except for Mr. Morrow, the 2010 Executive Continuity Plan replaces the prior Change in Control Severance Plan and the severance provisions contained in the individual offer letters of participating executive officers. Among other provisions, the 2010 Executive Continuity Plan eliminated the full excise tax gross-up in the Change in Control Severance Plan and generally reduced the amounts of severance payments and benefits. See Potential Payments on Termination or Change in Control for additional information about severance and change in control benefits for the named executive officers.
Additional Considerations
     Equity Granting Practices
     The Compensation Committee recognizes the importance of adhering to specific practices and procedures in the granting of equity awards. In July 2009, the committee adopted a Stock Compensation Policy, which was most recently amended in September 2010. The Stock Compensation Policy ensures that the timing of grants is done on a consistent schedule and that the terms of the grants are standard across the Company. Historically, we typically made our annual long-term incentive grants semi-annually, at the time of the regular meetings of the committee in March and September so that vesting occurred in an open trading window following our earnings announcements. In the first quarter of 2011, the committee determined to make equity grants in the future only once a year, in the first calendar quarter, based on full-year performance. We plan to continue to make the grants in an open trading window. The committee has established a subcommittee composed of three independent directors that is responsible for approving equity awards to our executive officers. The committee has also delegated authority to grant certain other awards within specified limits and on specified terms and conditions to our Chief Executive Officer, acting together with one of the following officers: the Chief Operating Officer, the Chief Financial Officer or the General Counsel. Grants made under this delegation are generally for the purpose of recruiting new hires, and are made throughout the year on the first day of the month or the following business day. All stock option grants will have an exercise price equal to the fair market value of our common stock on the grant date. This policy applies to all stock compensation awards granted by the Company under the 2008 Plan.

     Accounting and Tax Implications
     The Compensation Committee considers the accounting and tax impact reflected in our financial statements when establishing the amount and forms of long-term equity compensation. The forms of long-term compensation selected are intended to be cost-efficient. We recognize compensation costs for stock option and restricted stock unit awards in accordance with FASB ASC Topic 718, pursuant to which the fair value of the grant, net of estimated forfeitures, is expensed for those shares expected to vest on a graded vesting schedule over the requisite service period of the award.
     Compensation Risks
     We believe that the mix and design of the elements of compensation described in this Compensation Discussion and Analysis are well balanced and do not encourage management to assume excessive risk. Our pay mix is balanced among base salary, short-term incentive awards that are capped at a percentage of target, and equity compensation. Executive compensation is heavily weighted toward long-term equity compensation, which discourages excessive short-term risk taking and strongly aligns executive officer interests with the creation of long-term increased stockholder value.
     Limitations on Deductibility of Compensation.
     Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.
     We consider the impact of this rule when developing and implementing our executive compensation program. Stock options generally are designed to meet the deductibility requirements. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Certain amounts paid under any of our compensation programs, including salaries, annual incentive awards and grants of restricted stock units may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

SUMMARY COMPENSATION TABLE
     The table below summarizes information regarding compensation for each of our named executive officers for 2010 and, where applicable, 2009.

								Non-Equity
						Stock	Option	Incentive Plan	All Other
			Salary	Bonus		Awards	Awards	Compensation	Compensation		Total
Name	Principal Position	Year	($)	($)		(1) ($)	(2) ($)	($)	($)		($)
William T. Morrow (3)	Former Chief	2010	$900,000			$2,355,625	$518,795	$711,000	$22,104	(4)	$4,507,525
	Executive Officer	2009	726,923	$200,000	(5)	6,060,000	3,707,350	954,000	9,087		11,657,359
	and Director

Erik E. Prusch	Current Chief	2010	479,019			678,760	291,760	379,003	67,637	(6)	1,896,179
	Operating Officer,	2009	155,288	100,000	(5)	1,532,000	1,427,400	169,680	18,236		3,402,604
	Former Chief
	Financial Officer

Teresa L. Elder	President of	2010	378,173			422,298	172,997	179,528	28,063	(7)	1,181,059
	Strategic	2009	122,596			1,149,000	713,700	80,375	2,610		2,068,281
	Partnerships &
	Wholesale

John C.B. Saw	Chief Technology	2010	378,173	1,000	(8)	580,351	268,702	149,606	27,245	(9)	1,405,077
	Officer and SVP

G. Michael Sievert	Chief Commercial	2010	459,519			687,773	300,285	273,291	12,247	(10)	1,733,115
	Officer	2009	273,462	200,000	(5)	1,824,000	864,230	221,519	4,703		3,387,914

(1)	The values for stock awards in this column represent the aggregate grant date fair value for the stock awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. A description of the assumptions used to value these awards can be found in Note 13, “Share-based Payments,” of the Notes to Consolidated Financial Statements contained in our 2010 Annual Report on Form 10-K.

(2)	The values for option awards in this column represent the aggregate grant date fair value for the option awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. A description of the assumptions used to value these awards can be found in Note 13, “Share-based Payments,” in the Notes to Consolidated Financial Statements contained in our 2010 Annual Report on Form 10-K.

(3)	Mr. Morrow ceased to be an executive officer of the Company on March 10, 2011.

(4)	The “Other Compensation” for Mr. Morrow consists of $10,000 in executive benefits (financial and tax planning services and wellness benefits), $2,684 in tax assistance on executive benefits, $2,208 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000 and $7,212 in 401(k) plan Company matching contributions.

(5)	Represents a sign-on bonus pursuant to the offer letters of certain named executive officers.

(6)	The “Other Compensation” for Mr. Prusch consists of $10,000 in executive benefits (financial and tax planning services), $2,684 in tax assistance on executive benefits, $960 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, $41,780 in relocation services, $3,063 in non-taxable reimbursements (related to relocation), a phone allowance of $1,800 and $7,350 in 401(k) plan Company matching contributions.

(7)	The “Other Compensation” for Ms. Elder consists of $15,000 in executive benefits (financial and tax planning services), $4,026 in tax assistance on executive benefits, $1,272 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, a phone allowance of $415 and $7,350 in 401(k) plan Company matching contributions.

(8)	Represents a patent bonus paid by the Company to Dr. Saw.

(9)	The “Other Compensation” for Dr. Saw consists of $13,263 in executive benefits (financial and tax planning services and wellness benefits), $3,560 in tax assistance on executive benefits, $1,272 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, a phone allowance of $1,800 and $7,350 in 401(k) plan Company matching contributions.

(10)	The “Other Compensation” for Mr. Sievert consists of $1,685 in executive benefits (financial and tax planning services), $452 in tax assistance on executive benefits, $960 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, a phone allowance of $1,800 and $7,350 in 401(k) plan Company matching contributions.

GRANTS OF PLAN-BASED AWARDS IN 2010
     The following table sets forth information regarding fiscal 2010 incentive bonus awards and equity awards granted to our named executive officers in 2010.

					All Other Stock Awards		Exercise or	Grant Date
		Estimated Future Payouts Under			Number of	Number of	Base Price	Fair Value
		Non-Equity Incentive Plan Awards			Shares of	Securities	of Option	of Stock and
		(1)			Stock or	Underlying	Award	Option
		Threshold	Target	Maximum	Units	Options	($/Share)	Awards
Name	Grant Date	($)	($)	($)	(2) (#)	(#)	(3)	(4) ($)
William T. Morrow (5)	—	$0	$900,000	$1,080,000	—	—	$—	$—
	3/9/2010	—	—	—	—	111,663	8.04	518,795
	3/9/2010	—	—	—	68,285	—	—	549,011
	9/16/2010	—	—	—	244,137	—	—	1,806,614

Erik E. Prusch	—	0	479,750	575,700	—		—	—
	3/9/2010	—	—	—	—	62,797	8.04	291,760
	3/9/2010	—	—	—	38,403	—	—	308,760
	9/16/2010	—	—	—	50,000	—	—	370,000

Teresa L. Elder	—	0	227,250	272,700	—	—	—	—
	3/9/2010	—	—	—	—	37,235	8.04	172,997
	3/9/2010	—	—	—	22,770	—	—	183,071
	9/16/2010	—	—	—	32,328	—	—	239,227

John C.B. Saw	—	0	189,375	227,250	—	—	—	—
	3/9/2010	—	—	—	—	57,834	8.04	268,702
	3/9/2010	—	—	—	35,367	—	—	284,351
	9/16/2010	—	—	—	40,000	—	—	296,000

G. Michael Sievert	—	0	345,938	415,125	—	—	—	—
	3/9/2010	—	—	—	—	64,632	8.04	300,285
	3/9/2010	—	—	—	39,524	—	—	317,773
	9/16/2010	—	—	—	50,000	—	—	370,000

(1)	This portion of the table reflects the annual bonus targets for the 2010 fiscal year. The 2010 bonus was earned in 2010 and paid out in the first quarter of 2011. Subject to the Compensation Committee’s discretion to increase or decrease actual bonus payments, the threshold annual bonuses are equal to 0% of the executive officer’s target bonus and the maximum annual bonuses are equal to 120% of the executive officer’s target bonus. The annual bonuses actually earned for 2010 were approximately 79% of each executive officer’s target bonus.

(2)	Represents an award of restricted stock units.

(3)	The exercise price for option awards is the fair market value per share of common stock, defined as the closing price of such stock on the grant date.

(4)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed in accordance with FASB ASC Topic 718.

(5)	As a result of Mr. Morrow’s separation from Clearwire he forfeited his entire September 16, 2010 grant, and 83,748 options and 51,213 restricted stock units from his March 9, 2010 equity grants.
Offer Letters
William T. Morrow
     Effective as of March 6, 2009, the Company entered into an offer letter with Mr. Morrow by which he agreed to serve as the Chief Executive Officer for Clearwire. Under his offer letter, Mr. Morrow was entitled to receive an annual base salary of $900,000 and an annual performance-related bonus of $900,000, guaranteed at 100% of target in the first year (2009). Mr. Morrow also received a signing bonus of $200,000. In addition, we granted Mr. Morrow initial equity grants of 2,000,000 restricted stock units and 2,000,000 stock options, at an exercise price of $3.03 per share. The restricted stock units and options vest in equal annual installments over a four-year period. The offer letter also provided that Mr. Morrow would receive a severance payout equivalent to two years’ salary and target bonus and forward vest of any outstanding stock grants that would vest within 12 months if he were terminated other than for cause, or if he terminated his employment for good reason. If his employment was terminated other than for cause or he terminated for good reason in connection with a change in control of the Company, he would receive a severance payout equivalent to three years’ salary and target bonus and forward vest of all outstanding unvested stock grants with a 12-month extension of the exercise period for stock options. Because of Mr. Morrow’s termination of employment effective March 10, 2011, he will not be eligible to receive payments pursuant to his offer letter as described above. Instead, he has entered into a Separation Agreement and General Release pursuant to which he will receive the benefits described below in Payments Pursuant to Separation Agreement.

Erik E. Prusch
     Effective as of August 31, 2009, the Company entered into an offer letter with Mr. Prusch by which he agreed to serve as Chief Financial Officer for Clearwire. Under his offer letter, Mr. Prusch is entitled to receive an annual base salary of $475,000 (his annual salary on December 31, 2010 was $479,750) and an annual discretionary performance-related bonus of 100% of annual base salary. Mr. Prusch also received a signing bonus of $100,000. In addition, we granted Mr. Prusch initial equity grants of 200,000 restricted stock units and 300,000 stock options, at an exercise price of $7.66 per share. The restricted stock units and options vest in equal annual installments over a four-year period. On June 29, 2010, Mr. Prusch entered into a Participation Agreement to receive severance benefits under the 2010 Executive Continuity Plan and waived the severance benefits he is entitled to under this offer letter. Mr. Prusch has also entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.
     Effective as of December 28, 2010 the Company entered into an offer letter addendum with Mr. Prusch to purchase his residence in Austin, Texas. In the event Mr. Prusch terminates employment prior to September 10, 2011 Mr. Prusch will be required to reimburse the Company for the relocation benefits provided to him, up to a maximum of $100,000, within 30 days following termination. In the event his employment is involuntarily terminated by the Company without cause or due to a change in control prior to September 10, 2011, repayment will not be required.
     Effective as of March 10, 2010, the Company entered into an offer letter with Mr. Prusch by which he agreed to serve as Chief Operating Officer for Clearwire. Under this offer letter agreement, Mr. Prusch is entitled to receive an annual base salary of $505,000 and an annual discretionary performance-related bonus of 100% of annual base salary. Pursuant to this offer letter, Mr. Prusch is entitled to receive a one-time grant of 100,000 RSUs which will vest in a one-year cycle and a grant of 250,000 RSUs that will vest in equal installments over a three-year period. This offer letter also provides Mr. Prusch with amended severance benefits under the 2010 Executive Continuity Plan if he is terminated other than for cause or terminates his employment for good reason (as defined in the offer letter), such that his unvested equity awards granted on or before March 31, 2011 (including any equity received in exchange for any such equity awards) will become exercisable in full.
Teresa L. Elder
     Effective as of August 31, 2009, the Company entered into an offer letter with Ms. Elder by which she agreed to serve as President Strategic Partnerships and Wholesale for Clearwire. Under her offer letter, Ms. Elder is entitled to receive an annual base salary of $375,000 (her current 2010 annual base salary is $425,000) and an annual discretionary performance-related bonus of 60% of annual base salary. In addition, we granted Ms. Elder initial equity grants of 150,000 restricted stock units and 150,000 stock options, at an exercise price of $7.66 per share. The restricted stock units and options vest in equal annual installments over a four-year period. Ms. Elder has also entered into an agreement not to compete with us for a period of one year after termination of her employment relationship with us. On June 18, 2010 Ms. Elder entered into a Participation Agreement to receive severance benefits under the 2010 Executive Continuity Plan and waived the severance benefits she is entitled to under her offer letter.
     Effective as of March 10, 2011 the Company entered into a Retention Agreement with Ms. Elder that grants her severance benefits under the 2010 Executive Continuity Plan upon the termination of her employment for any reason other than cause, provided that she stays in her current position until the achievement of specific milestones or the expiration of a set amount of time.
G. Michael Sievert
     Effective as of May 20, 2009, the Company entered into an offer letter with Mr. Sievert by which he agreed to serve as Chief Commercial Officer for Clearwire. Under his offer letter, Mr. Sievert is entitled to receive an annual base salary of $450,000 (his salary on December 31, 2010 was $461,250) and an annual discretionary performance-related bonus equal to 75% of his annual base salary. Mr. Sievert also received a signing bonus of $200,000. In addition, we granted Mr. Sievert initial equity grants of 400,000 restricted stock units and 300,000 stock options, at an exercise price of $4.56 per share. The restricted stock units and options vest in equal annual installments over a three-year period. Mr. Sievert has also entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us. On May 4, 2010 Mr. Sievert entered into a Participation Agreement to be eligible for severance benefits under the 2010 Executive Continuity Plan and waived the severance benefits he is entitled to under his offer letter.
     In order to receive the severance benefits granted under the 2010 Executive Continuity Plan discussed above, the named executive officers are required to execute Participation Agreements under which they waive any severance rights or benefits contained in their offer letters. A more detailed discussion of the severance benefits the named executive officers are entitled to receive pursuant to the 2010 Executive Continuity Plans can be found in Potential Payments on Termination or Change in Control.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END
     The following table provides information on the current holdings of stock options and restricted stock units by the named executive officers at December 31, 2010. This table includes outstanding option awards, as well as unvested restricted stock units.

								Stock Awards
										Market
										Value of
	Option Awards							Number of		Shares or
		Vest Start						Shares of		Units of
		Date If	Number of Securities Underlying					Units of Stock		Stock That
		Other Than	Unexercised Options (#)			Option	Option	That Have		Have Not
		Grant Date			Unexercisable	Exercise	Expiration	Not Vested		Vested
Name	Grant Date	(1)	Exercisable		(2)	Price($)	Date	(2) (#)		(3) ($)
William T. Morrow (7)	3/10/2009		500,000	(4)	1,500,000	$3.03	3/10/2019
	3/10/2009							1,500,000	(4)	$7,725,000
	3/9/2010	3/1/2010			111,663	8.04	3/9/2020
	3/9/2010	3/1/2010						68,285		351,668
	9/16/2010	9/1/2010						244,137		1,257,306

Erik E. Prusch	8/31/2009		75,000	(4)	225,000	7.66	8/31/2019
	8/31/2009							150,000	(4)	772,500
	3/9/2010	3/1/2010			62,797	8.04	3/9/2020
	3/9/2010	3/1/2010						38,403		197,775
	9/16/2010	9/1/2010						50,000		257,500

Teresa L. Elder	8/31/2009		37,500	(4)	112,500	7.66	8/31/2019
	8/31/2009							112,500	(4)	579,375
	3/9/2010	3/1/2010			37,235	8.04	3/9/2020
	3/9/2010	3/1/2010						22,770		117,266
	9/16/2010	9/1/2010						32,328		166,489

John C.B. Saw	12/29/2004	12/17/2004	6,666	(5)		6.00	12/29/2014
	1/26/2006		16,666	(4)(5)		15.00	1/26/2016
	8/30/2006		33,333	(4)(5)		18.00	8/30/2016
	9/15/2006		16,000	(4)(5)		18.00	9/15/2016
	3/1/2007		50,000	(4)(5)		25.00	7/13/1908
	9/14/2007		50,000	(4)(5)		23.30	9/14/2017
	2/15/2008		100,000	(4)(5)		17.11	2/15/2015
	9/19/2008		12,500	(4)(5)	12,500	11.03	9/19/2015
	9/19/2008				40,000			40,000	(4)	206,000
	3/10/2009	3/5/2009			75,000	3.03	3/10/2019
	3/10/2009	3/5/2009						37,500		193,125
	5/12/2009							112,500	(4)	579,375
	9/8/2009	9/1/2009	5,000		15,000	7.41	9/8/2019
	9/8/2009	9/1/2009						11,250		57,938
	3/9/2010	3/1/2010		(4)	57,834	8.04	3/9/2020
	3/9/2010	3/1/2010						35,367		182,140
	9/16/2010	9/1/2010						40,000		206,000

G. Michael Sievert	5/20/2009		100,000	(6)	200,000	4.56	5/20/2019
	5/20/2009							266,666	(6)	1,373,330
	3/9/2010	3/1/2010			64,632	8.04	3/9/2020
	3/9/2010	3/1/2010						39,524		203,549
	9/16/2010	9/1/2010						50,000		257,500

(1)	The vest start date may be different than the grant date to align the vest schedule with an open trading window.

(2)	Except as noted otherwise, all options or awards vest one-quarter annually, beginning on the first anniversary of the vest start date.

(3)	Amount is based on the closing price of our common stock of $5.15 on December 31, 2010, as reported by NASDAQ.

(4)	These options or awards vest one-quarter annually, beginning on the first anniversary of the grant date.

(5)	Options were fully vested on November 28, 2008 upon the closing of the merger of Old Clearwire and the WiMAX business of Sprint Nextel Corporation.

(6)	These options or awards vest one-third annually, beginning on the first anniversary of the grant date.

(7)	As a result of Mr. Morrow’s separation from Clearwire he forfeited his entire September 16, 2010 grant, and 83,748 options and 51,213 restricted stock units from his March 9, 2010 equity grants.

OPTION EXERCISES AND STOCK VESTED
     The following table provides information with respect to stock options that were exercised and restricted stock units that vested during 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	(1) ($)	(#)	(2)
William T. Morrow			500,000	$4,130,000
Erik E. Prusch			50,000	321,000
Teresa L. Elder			37,500	240,750
John C.B. Saw	108,333	$310,124	73,750	565,987
G. Michael Sievert			133,334	1,016,005

(1)	Value is based on the difference between the exercise price of the option and the market price of our common stock at the time of exercise, multiplied by the number of shares acquired on exercise.

(2)	Value is based on the closing price of our common stock on the vesting date, as reported by NASDAQ, multiplied by the number of shares that vested. In the event a vest date occurred on a non-trading day, the closing price on the preceding trading day was used to determine the value of the vested shares.
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
     The amounts shown in the tables below assume that the termination or change in control was effective as of December 31, 2010, and that the price of Clearwire common stock on which certain of the calculations are made was the closing price of $5.15 on that date, as reported by NASDAQ. These amounts are estimates of the incremental amounts that would be payable as of December 31, 2010 to each named executive officer under the circumstances described below. The actual amounts that would be payable to a named executive officer in similar circumstances in the future can only be determined at the time of the officer’s termination or a change of control in the Company.
Executive Continuity Plan
     On April 30, 2010, Clearwire implemented the 2010 Executive Continuity Plan (referred to hereafter as the “Executive Continuity Plan”) for its executive officers, including named executive officers. The Company implemented the Executive Continuity Plan to pay benefits under certain circumstances to its executive officers as compensation for certain types of terminations. The benefits provided under the Executive Continuity Plan are intended as a vehicle to help retain, incentivize and focus highly qualified executives.
     The Executive Continuity Plan provides for severance pay and benefits to the executive officer if the executive officer’s employment is involuntarily terminated or the executive officer voluntarily terminates his or her employment in connection with a change in control during certain specified time periods or if the executive officer’s employment is involuntarily terminated under certain other circumstances. The severance pay and benefits for each executive officer consist of cash payments in the amount of a specified percentage of the executive officer’s target annual compensation, continuing health care coverage for a certain period of time, and acceleration of unvested outstanding equity awards with a maximum one-year exercise period from termination. If the amounts payable to an executive officer under the Executive Continuity Plan result in the executive officer’s becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Internal Revenue Code, the executive officer will receive the greater, on an after-tax basis, of (a) the severance benefits payable or (b) a reduced severance benefit to avoid the imposition of the Section 280G excise tax under the Internal Revenue Code. On February 10, 2011, the Compensation Committee approved an amendment to the Plan to allow payment to eligible participants in the form of either cash or restricted stock. If payment is made in the form of restricted stock there is a provision to provide cash true-up if the stock price declines within ten business days after the stock is made available for sale if the participant sells the shares.

     Executive officers must enter into a Participation Agreement with the Company to participate in the Executive Continuity Plan. The Participation Agreement requires the executive officers to waive any severance protections or payments they may be entitled to receive under the offer letters or any other Company plans in exchange for the payments and protections provided by the Executive Continuity Plan. As of the date of filing of this Information Statement, all the named executive officers, other than Mr. Morrow, our former Chief Executive Officer, have signed Participation Agreements. To receive payments under the terms of the Executive Continuity Plan, an executive officer must execute a non-compete agreement with the Company upon termination of his or her employment; the length of the non-compete depends on the amount of payments to be received. Additionally, upon the exercise and sale by an executive officer of equity vested pursuant to acceleration under the Executive Continuity Plan due to a change in control, 50% of the cash proceeds will be held in a third-party escrow for the term of each executive officer’s non-competition agreement and subject to compliance with such agreement.
     In connection with the execution of the Executive Continuity Plan, the Company terminated the pre-existing Change in Control Severance Plan. The terms of that plan were still in effect until November 2010 for any qualifying terminations relating to the transaction with Sprint and other strategic investors on November 28, 2008.
Potential Payments on Termination Relating to a Change in Control
     Payments Pursuant to Offer Letters
     Pursuant to his offer letter, if Mr. Morrow had been terminated by Clearwire without cause or he had terminated his employment with Clearwire for good reason (1) within 24 months following a change in control of Clearwire, or (2) in the period between the commencement of a change in control transaction and the closing of such transaction, if the termination event occurred due to the request or instruction of a third party attempting to effect a change in control, he would have been entitled to receive a lump-sum cash severance payment equal to 300% of his targeted annual compensation. He also would have been entitled to receive:
•	Accelerated vesting on all unvested equity grants, with one year to exercise vested options
•	Continuation of health care coverage at no increased cost for 24 months following termination, unless and until such time as he is otherwise eligible for health care coverage that is substantially similar in cost and in level of benefits provided, from a successor employer or otherwise
•	A “gross-up” for any golden parachute excise taxes under the Internal Revenue Code

			Payments Upon Termination			Value of
	Annual	Target	Not Related to Change in	Cash	Continued	Accelerated
Name	Salary	Bonus	Control (1)	Severance	Health Care	Equity (2)
William T. Morrow	$900,000	$900,000	300% of Annual Salary and Target Bonus	$5,400,000	$26,279	$12,513,973

(1)	Termination generally includes involuntary termination without cause or voluntary termination for good reason.

(2)	The value of restricted stock units was calculated using the closing price of the common stock on December 31, 2010. For stock options, the value only reflects the amount, if any, by which the closing price on December 31, 2010 exceeds the applicable exercise price.
     Because of Mr. Morrow’s termination of employment effective March 10, 2011, he will not be eligible to receive payments pursuant to his offer letter as described above. Instead, he has entered into a Separation Agreement and General Release pursuant to which he will receive the benefits described below in Payments Pursuant to Separation Agreement.
     Payments Pursuant to Executive Continuity Plan
     Under the Executive Continuity Plan, the Chief Executive Officer, if he elected to participate in the plan, would be entitled to receive cash severance payments equal to 200% of targeted annual compensation. As noted above, Mr. Morrow did not elect to participate in the plan. Any other named executive officer who opts to participate in the Executive Continuity Plan, would be entitled to receive cash severance payments equal to 150% of targeted annual compensation, if terminated by Clearwire without cause or by the named executive officer for good reason (1) within 24 months following a change in control of Clearwire or (2) in the period between the commencement of a change in control transaction and the closing of such transaction, if the termination event occurred due to the request or instruction of a third party attempting to effect a change in control. These named executive officers would also be entitled to receive:
•	Accelerated vesting on all unvested equity grants, with one year to exercise vested options; and
•	Continuation of health care coverage, at no increased cost, for 24 months for Mr. Morrow, and for 12 months for the other named executive officers, following termination, unless and until such time as a named executive officer is otherwise eligible for health care coverage that is substantially similar in cost and in level of benefits provided, from a successor employer or otherwise.

     The named executive officers would be entitled to receive cash severance payments as outlined in the table below on a qualifying termination relating to a change of control. The cash payments would be paid out in regular installments over a two-year period for Mr. Morrow and an 18-month period for the other named executive officers, which is equal to the term of the non-competition agreements to which the executive officers would be bound. Additionally, upon the exercise and sale by a named executive officer of equity vested pursuant to acceleration under the Executive Continuity Plan due to a change in control, 50% of the net cash proceeds will be held in a third-party escrow for the term of each named executive officer’s non-competition agreement and subject to compliance with such agreement.

						Value of
	Annual	Target	Severance Eligibility	Cash	Continued	Accelerated
Name	Salary	Bonus	Upon Termination (1)	Severance	Health Care	Equity (2)
William T. Morrow (3)	$900,000	$900,000	200% of Annual Salary and Target Bonus	$3,600,000	$26,279	$12,513,973
Erik E. Prusch	479,750	479,750	150% of Annual Salary and Target Bonus	1,439,250	13,140	1,227,775
Teresa L. Elder	378,750	227,250	150% of Annual Salary and Target Bonus	909,000	— (4)	863,130
John C.B. Saw	378,750	189,375	150% of Annual Salary and Target Bonus	852,188	13,140	1,583,578
G. Michael Sievert	461,250	345,938	150% of Annual Salary and Target Bonus	1,210,782	13,140	1,952,379

(1)	Termination generally includes involuntary termination without cause or voluntary termination for good reason.

(2)	The value of restricted stock units was calculated using the closing price of the common stock on December 31, 2010. For stock options, the value only reflects the amount, if any, by which the closing price on December 31, 2010 exceeds the applicable exercise price.

(3)	Mr. Morrow did not sign a Participation Agreement with the Company, and as such, his severance benefits were provided for under the terms of his offer letter. Because of his termination of employment effective March 10, 2011, he is not eligible for benefits under his offer letter but, as described above, will be governed by the terms of his Separation Agreement.

(4)	Ms. Elder is not eligible for or enrolled in Clearwire’s health plan.
     We are not obligated to make any cash payment to these named executive officers if their employment is terminated by us for cause or by the executive officer without good reason. Cause and good reason have the correlative meanings set forth in the Executive Continuity Plan, or for those executive officers who have not opted into the Executive Continuity Plan, such executive officer’s offer letter with Clearwire or, in the absence of any such agreement or in the absence of any similar definitions in such agreements, the cause and good reason definitions in the Executive Continuity Plan will apply.
Potential Payments on a Change in Control Without Termination
     None of the named executive officers would receive any payments, accelerated vesting of equity grants, or other benefits solely upon a change in control of the Company.
Potential Payments on Termination Not Relating to a Change in Control
     Payments Pursuant to Offer Letter
     Pursuant to his offer letter, if Mr. Morrow had been terminated involuntarily for a reason other than cause, or if he terminated his employment for good reason, he would have been paid a lump sum severance benefit of 200% of his annual base salary and target annual bonus. He also would have received 24-months’ continuation of health care coverage and one year accelerated vesting on his stock compensation awards.

     Prior to his departing from the Company, Mr. Morrow did not elect to participate in the Executive Continuity Plan. The table below outlines the cash severance payments Mr. Morrow would be entitled to receive pursuant to his offer letter, if the termination event that occurred was not in connection with a change in control.

			Payments Upon Termination			Value of
	Annual	Target	Not Related to Change in	Cash	Continued	Accelerated
Name	Salary	Bonus	Control (1)	Severance	Health Care	Equity (2)
William T. Morrow	$900,000	$900,000	200% of Annual Salary and Target Bonus	$3,600,000	$26,279	$4,037,251

(1)	Termination generally includes involuntary termination without cause or voluntary termination for good reason.

(2)	The value of restricted stock units was calculated using the closing price of the common stock on December 31, 2010. For stock options, the value only reflects the amount, if any, by which the closing price on December 31, 2010 exceeds the applicable exercise price.
     Payments Pursuant to Separation Agreement
     Because of Mr. Morrow’s termination of employment effective March 10, 2011, he will not be eligible to receive payments pursuant to his offer letter as described above. Instead, he has entered into a Separation Agreement and General Release pursuant to which he will receive:
•	A lump sum cash payment of his base salary, calculated at an annual rate of $900,000, and
•	Subject to his satisfactory performance of specified consulting services, his annual target bonus of $900,000, which will be paid in three equal installments as per the following: (i) $300,000 on the six-week anniversary of the effective date of the agreement, (ii) $300,000 at the end of the consulting period, and (iii) $300,000 on the six-month anniversary of the effective date of the agreement.
     Subject to certain conditions, Mr. Morrow will also receive continued health care benefits through the first anniversary of his date of termination with a value of $13,140. Under the Separation Agreement, Mr. Morrow has agreed to release the Company from any and all claims arising out of or based on any facts occurring prior to the date of termination. Mr. Morrow has also agreed that he will continue to be bound by and will comply with the terms and conditions of his Employee Confidentiality and Intellectual Property Agreement with the Company, including the non-disparagement and non-competition provisions contained therein.
     Payments Pursuant to Executive Continuity Plan
     Under the Executive Continuity Plan, the Chief Executive Officer, if he elected to participate in the plan, would be entitled to receive cash severance payments equal to 150% of targeted annual compensations and any other named executive officer who opts to participate in the Executive Continuity Plan would be entitled to receive cash severance payments equal to 100% of targeted annual compensation if terminated by the Company for a reason other than cause. As noted above, Mr. Morrow did not elect to participate in the plan. These named executive officers would also be entitled to receive:
•	One year accelerated vesting on all unvested equity grants; and
•	Continuation of health care coverage, at no increased cost, for 24 months for Mr. Morrow, and for 12 months for the other named executive officers, following termination, unless and until such time as a named executive officer is otherwise eligible for health care coverage that is substantially similar in cost and in level of benefits provided from a successor employer or otherwise.
     Assuming they opt to participate in the Executive Continuity Plan, if the employment of our named executive officers were to be terminated without cause and not in connection with a change in control, the named executive officers would have been entitled to payments in the amounts set forth opposite their names in the table below. The cash payments would be paid out in regular installments, over an 18-month period for the Chief Executive Officer and a one-year period for the other named executive officers, which is equal to the term of the non-competition agreements to which the named executive officers would be bound. See Offer Letters for additional information regarding benefits under the Executive Continuity Plan for Mr. Prusch and Ms. Elder.

			Payments Upon Termination			Value of
	Annual	Target	Not Related to Change in	Cash	Continued	Accelerated
Name	Salary	Bonus	Control (1)	Severance	Health Care	Equity (2)(3)
William T. Morrow (4)	$900,000	$900,000	150% of Annual Salary and Target Bonus	$2,700,000	$26,279	$4,037,251
Erik E. Prusch	479,750	479,750	100% of Annual Salary and Target Bonus	959,500	13,140	371,320
Teresa L. Elder	378,750	227,250	100% of Annual Salary and Target Bonus	606,000	— (5)	264,066
John C.B. Saw	378,750	189,375	100% of Annual Salary and Target Bonus	568,125	13,140	529,849
G. Michael Sievert	461,250	345,938	100% of Annual Salary and Target Bonus	807,188	13,140	860,927

(1)	Termination includes involuntary termination without cause.

(2)	The value of restricted stock units was calculated using the closing price of the common stock on December 31, 2010. For stock options, the value only reflects the amount, if any, by which the closing price on December 31, 2010 exceeds the applicable exercise price.

(3)	Pursuant to Mr. Prusch’s March 10, 2011 offer letter, the value of his accelerated equity awards would have been $1,227,775 if his employment terminated as of December 31, 2010.

(4)	Mr. Morrow did not sign a Participation Agreement with the Company, and as such, his severance benefits were provided for under the terms of his offer letter. Because of his termination of employment effective March 10, 2011, he is not eligible for benefits under his offer letter but, as described above, will be governed by the terms of his Separation Agreement.

(5)	Ms. Elder is not eligible for or enrolled in Clearwire’s health plan.
     Clearwire is not obligated to make any cash payment to these named executive officers if their employment is terminated by Clearwire for cause or by the named executive officer. In addition, Clearwire does not provide any medical continuation or death or disability benefits for any of its executive officers that are not also available to its employees.
     For purposes of the Executive Continuity Plan, “change in control” means the first to occur of any of the following events: (a) any person becomes the owner of more than 50% of the combined voting power of the Company’s then-outstanding voting securities, with certain exceptions; (b) the incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease for any reason to constitute at least a majority of the Board of Directors; (c) consummation of a merger, consolidation or reorganization, sale or other disposition of all or substantially all of the U.S. assets of the Company, unless (x) after such transaction the beneficial owners of the combined voting power of the Company’s then-outstanding voting securities immediately prior to the transaction retain at least 50% of the combined voting power of the voting securities of the corporation resulting from the transaction and (y) at least a majority of the directors resulting from the transaction were incumbent directors at the time of executing the agreement providing for the transaction; (d) a complete liquidation or dissolution of the Company; or (e) the date as of which no class of the Company’s equity securities is, or is required to be, listed on a national securities exchange.
     For purposes of the Executive Continuity Plan, “cause” means a good faith determination by the Company that any of the following has occurred: (a) the executive’s indictment for, or conviction of, a felony or a crime involving fraud or a crime that would negatively affect the Company’s reputation if the executive remained in his/her position; (b) proof of a material violation of a key Company policy by the executive; (c) the executive’s continued insubordination or a gross dereliction of duty by the executive; (d) the executive’s material breach of the Company’s Employee Confidentiality and Intellectual Property Agreement; or (e) the executive’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries.
     For purposes of the Executive Continuity Plan, “good reason” means the occurrence of any of the following during the two-year period following a change in control and the failure of the Company or a successor company to cure within 20 business days after receipt of written notice from the executive asserting that good reason exists: (a) a significant, adverse change in the executive’s duties, authorities or responsibilities; (b) a relocation of the executive’s principal office to a location more than 30 miles from the executive’s then current office; (c) a material reduction (10% or greater) of the executive’s base salary or bonus potential other than a reduction applicable to all or substantially all of the employees of the Company; or (d) a material breach by the Company of its obligations to the executive. The mere fact that the Company ceases to have any class of equity securities listed, or required to be listed, on a national securities exchange will not constitute a significant, adverse change in an executive’s duties, authorities or responsibilities for purposes of determining whether a good reason exists for the executive.
     For purposes of Mr. Prusch’s March 10, 2011 offer letter, “good reason” means (i) a significant, adverse change in his duties, authorities or responsibilities; (ii) ceasing to be an executive officer of Clearwire or directly reporting to the Chief Executive Officer; (iii) a relocation of his principal office to a location more than 30 miles from his then current office; (iv) a reduction of his base salary, bonus target or benefits from those set forth in the offer; or (iv) a breach by Clearwire of its obligations to him. A removal of any key duty (as defined in the offer letter) or another meaningful decrease in the scope of his responsibilities shall be deemed a significant, adverse change for the purposes of clause (i) above, and cash payment to him of the value of any reduced benefits shall be sufficient to prevent the occurrence of good reason.

RISK CONSIDERATIONS IN OUR COMPENSATION POLICIES AND PRACTICES

     We have reviewed our compensation policies and practices for all employees and have determined that the associated risks are not reasonably likely to have a material adverse effect on the Company. We continually benchmark our compensation and benefits packages at all levels of the organization. Base salary is generally targeted to market median for each position. Bonus targets, sales incentives and long-term incentives (equity awards) are generally targeted above median. For non-sales positions, annual incentive programs are based on attainment of the same Company performance targets as for our executive officers, as well as individual performance. Sales incentive programs are based on attainment against sales quotas and other sales-related measures. Long-term incentive awards are generally subject to a four-year vesting period. We feel this combination of base salary, bonus plans tied to critical, performance-based measurements and long-term incentives with four-year vesting periods is balanced and serves to motivate our employees to accomplish our Company objectives while avoiding unreasonable risk taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee during 2010 had a relationship that requires disclosure as a Compensation Committee interlock.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Information Statement for filing with the Securities and Exchange Commission.
Compensation Committee
Brian P. McAndrews, Chair
Mufit Cinali
Peter L.S. Currie
Benjamin G. Wolff

COMPENSATION OF THE BOARD OF DIRECTORS

Compensation Program for Non-Employee Directors
     The current Clearwire non-employee director compensation policy was adopted in January 2009 by the Compensation Committee. The Compensation Committee was assisted in this review by its compensation consultant, Towers, which provided advice and perspective regarding peer group practices (using the peer companies identified in the Compensation Discussion and Analysis) and broader market trends. Directors receive an initial restricted stock unit award and follow-on annual stock awards. Annual stock awards are generally made in the first calendar quarter of each year at the same time as awards are granted to employees. In addition, the Chairman of the Board receives an annual cash retainer of $75,000, plus additional cash compensation of $5,000 per Board meeting and $1,000 per committee meeting. The Audit Committee Chair receives an annual cash retainer of $50,000 plus additional cash compensation of $2,000 per Board meeting and $1,000 per committee meeting. The Compensation and Nominating and Governance Committee Chairs each receive an annual cash retainer of $45,000 plus additional cash compensation of $2,000 per Board meeting and $1,000 per committee meeting. All other directors receive an annual cash retainer of $35,000 plus additional cash compensation of $2,000 per Board meeting and $1,000 per committee meeting. Any director who serves as chair of a special purpose committee receives an additional retainer equal to $10,000, prorated for the period in which such committee is actively meeting. Cash compensation is paid quarterly and directors are also reimbursed for actual out-of-pocket expenses.
Prior to his departure from the Company and the Board of Directors, Mr. Morrow did not participate in the compensation program for non-employee directors. He was compensated as an executive officer, as described in the section Executive Compensation. Fees earned by Messrs. Cowan, Elfman and Hesse were paid to their employer, Sprint Nextel Corporation, and fees earned by Messrs. Maloney and Sodhani were paid to their employer, Intel Corporation, in accordance with the terms of the Equityholders’ Agreement (see Security Ownership of Certain Beneficial Owners and Management). Mr. Wolff, who joined the Board in January 2011, has an advisory services agreement with the Company, which provides that he will serve as a strategic advisor to the Company and will be paid a transaction fee if the Company enters into a strategic transaction on which he advised.
2010 Compensation for Non-Employee Directors
     The following table sets forth information regarding compensation for each non-employee director for 2010.

	Fees
	Earned or
	Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name (1)	(2) ($)	(3) ($)	($)	($)
William R. Blessing	$2,000		$—	$2,000
Mufit Cinali	2,000		—	2,000
Jose A. Collazo	55,000	119,756	—	174,756	(7)
Keith O. Cowan	40,250		—	40,250	(4)(8)
Peter L.S. Currie	111,000	119,756	—	230,756	(6)(7)
Steven L. Elfman	39,250		—	39,250	(4)(8)
Hossein Eslambolchi	2,000		—	2,000
Dennis S. Hersch	88,154	119,756	—	207,910	(7)
Daniel R. Hesse	44,250		—	44,250	(4)(8)
Frank Ianna	56,000	119,756	—	175,756	(7)
Sean M. Maloney	11,750		—	11,750	(5)(8)
Brian P. McAndrews	72,000	119,756	—	191,756	(7)
Craig O. McCaw	147,000	150,024	—	297,024	(6)(8)
Theodore H. Schell	97,500	119,756	—	217,256	(7)
Arvind Sodhani	42,250		—	42,250	(5)
John W. Stanton	92,000	119,756	—	211,756	(7)

(1)	Mr. Maloney resigned as a director on April 30, 2010; Messrs. Cowan, Elfman, and Hesse resigned as directors on September 28, 2010; Mr. McCaw resigned as a director on December 31, 2010; and Messrs. Blessing and Cinali and Dr. Eslambolchi, were appointed as directors on December 10, 2010.

(2)	Amounts in this column represent retainers, meeting fees and chair fees.

(3)	Amounts in this column represent the grant date fair value of the awards, computed in accordance with FASB ASC Topic 718.

(4)	A total of $123,750 earned by Messrs. Cowan, Elfman and Hesse was paid directly to their employer, Sprint Nextel Corporation, in accordance with the terms of the Equityholders’ Agreement.

(5)	A total of $54,000 earned by Messrs. Maloney and Sodhani was paid directly to their employer, Intel Corporation, in accordance with the terms of the Equityholders’ Agreement. Mr. Maloney resigned from the Board of Directors in April 2010.

(6)	As of December 31, 2010, the aggregate number of shares of Clearwire common stock underlying outstanding unexercised option grants for Mr. Currie was 35,832 shares and for Mr. McCaw was 1,666,666 shares; no other non-employee directors held unexercised option grants.

(7)	As of December 31, 2010, the aggregate number of shares of Clearwire common stock and underlying outstanding unvested restricted stock unit awards for each non-employee director were: Messrs. Collazo, Currie, Hersch, Ianna, McAndrews, Schell and Stanton — 34,950 shares each; no other non-employee directors held unvested restricted stock unit awards.

(8)	Messrs. Cowan’s, Elfman’s and Hesse’s fees reflect their resignation as directors on September 28, 2010; Mr. Maloney’s fees reflect his resignation as a director on April 30, 2010; and Mr. McCaw’s fees reflect his resignation as a director on December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows information regarding the beneficial ownership of shares of Class A Common Stock and Class B Common Stock as of February 28, 2011 and shows the number of and percentage owned by:
•	each person who is known by us to own beneficially more than 5% of Class A Common Stock or Class B Common Stock;
•	each member of our Board of Directors and each nominee for director;
•	each of our named executive officers listed in the Summary Compensation Table; and
•	all current members of our Board of Directors and our executive officers as a group.
•	Information provided for FMR LLC is based on the latest Schedule 13G reports that such investor had filed with the SEC as of the date of this Information Statement.
•	Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person and each person’s address is c/o Clearwire Corporation, 4400 Carillon Point, Kirkland, Washington 98033.
Explanatory Note Regarding Transactions with Sprint and Strategic Investors
     On November 28, 2008, Clearwire Corporation completed the transactions contemplated by the Transaction Agreement and Plan of Merger, which we refer to as the Transaction Agreement, dated as of May 7, 2008 (as amended by Amendment No. 1 to the Transaction Agreement, dated as of November 21, 2008), by and among Old Clearwire (which, upon consummation of the transactions contemplated by the Transaction Agreement (the “Transactions”), became Clearwire Legacy LLC); Sprint Nextel Corporation (“Sprint”); Comcast Corporation (“Comcast”); Time Warner Cable Inc. (“Time Warner Cable”); Bright House Networks, LLC (“Bright House Networks”); Google Inc. (“Google”); and Intel Corporation (“Intel”). In this Information Statement, we refer to Comcast, Time Warner Cable, Bright House Networks and Google collectively as the Strategic Investors, and to the Strategic Investors together with Intel as the Investors. Each of Sprint, Eagle River Holdings, LLC (“Eagle River”), and the Investors are a party to the equityholders’ agreement, dated November 28, 2008, entered into with us (the “Equityholders’ Agreement”), that contains certain provisions regarding our corporate governance and the composition of our Board of Directors.

		% of		% of	%
	Class A (1)	Class A	Class B	Class B	Voting
5% Stockholders:
Sprint HoldCo LLC (2)(3)	531,724,348	68.5%	531,724,348	71.5%	53.8%
Intel Capital Corporation (2)(4)	102,404,811	33.1%	65,644,812	8.8%	10.4%
Comcast Corporation (2)(5)	88,504,132	26.6%	88,504,132	11.9%	9.0%
Eagle River Holdings, LLC (2)(6)	39,639,803	16.0%	2,728,512	*	3.9%
Google Inc. (2)(7)	29,411,765	12.1%	—	—	3.0%
Time Warner Cable Inc. (2)(8)	46,404,782	16.0%	46,404,782	6.2%	4.7%
FMR LLC	49,472,585	20.3%	—	—	5.0%

Named Executive Officers and Directors:
John W. Stanton (9)	1,796,685	*	—	—	*
William Blessing	—	—	—	—	*
Mufti Cinali	—	—	—	—	*
Jose A. Collazo	30,250	*	—	—	*
Peter L.S. Currie (10)	361,054	*	—	—	*
Hossein Eslambolchi	—	—	—	—	*
Dennis S. Hersch	8,250	*	—	—	*
Frank Ianna	8,250	*	—	—	*
Brian P. McAndrews (11)	8,290	*	—	—	*
Theodore H. Schell	28,250	*	—	—	*
Benjamin G. Wolff (12)	2,089,166	*	—	—	*
William T. Morrow (13)	1,288,383	*	—	—	*
Erik E. Prusch (14)	90,699	—	—	—	—
G. Michael Sievert (15)	116,158	*	—	—	*
Teresa L. Elder (16)	72,449	*	—	—	—
John C.B. Saw (17)	329,623	*	—	—	*

All directors and executive officers as a group (20 persons)	6,989,481	2.8%	0	0.0%	0.3%

*	Less than 1%

(1)	Shares of Class A Common Stock beneficially owned and the respective percentages of beneficial ownership of Class A Common Stock assumes the conversion of all shares of Class B Common Stock beneficially owned by such person or entity into Class A Common Stock, and the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of February 28, 2011. Shares issuable pursuant to the conversion of Class B Common Stock or the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such shares of Class B Common Stock, options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The respective percentages of beneficial ownership of Class A Common Stock beneficially owned is based on 244,038,633 shares of Class A Common Stock and 743,481,026 shares of Class B Common Stock outstanding as of February 28, 2011.

(2)	Pursuant to the Equityholders’ Agreement, which includes a voting agreement under which the parties to the Equityholders’ Agreement and their respective affiliates share the ability to elect a majority of Clearwire directors, each of Sprint, Comcast, Eagle River, Bright House Networks, Time Warner Cable, Google and Intel may be deemed to beneficially own the shares beneficially owned by each other, including through their subsidiaries or affiliates, including, 531,724,348 shares of Class B Common Stock issued to Sprint HoldCo LLC, which we refer to as the Sprint Shares; 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment I, Inc., which we refer to as the Comcast I Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment II, Inc., which we refer to as the Comcast II Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment III, Inc., which we refer to as the Comcast III Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment IV, Inc., which we refer to as the Comcast IV Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment V, Inc., which we refer to as the Comcast V Shares, and 26,739,427 shares issued to Comcast Wireless Investment VI, Inc., which we refer to as the Comcast VI Shares, which together with the Comcast I Shares, the Comcast II Shares, the Comcast III Shares, the Comcast IV Shares, and the Comcast V Shares we refer to as the Comcast Shares; 35,922,958 shares of Class A Common Stock issued to Eagle River Holdings LLC, which we refer to as the Eagle River Shares; 8,474,440 shares of Class B Common Stock beneficially owned by BHN Spectrum Investments, LLC, a subsidiary or affiliate of Bright House Networks and which we refer to as the Bright House Networks Shares; 15,468,261 shares of Class B Common Stock issued to TWC Wireless Holdings I LLC, which we refer to as the TWC I Shares, 15,468,261 shares of Class B Common Stock issued to TWC Wireless Holdings II LLC, which we refer to as the TWC II Shares, and 15,468,260 shares of Class B Common Stock issued to TWC Wireless Holdings III LLC, which, together with the TWC I and TWC II Shares, we refer to as the Time Warner Cable Shares; 29,411,765 shares of Class A Common Stock beneficially owned by Google Inc., which we refer to as the Google Shares; and 3,333,333 shares of Class A Common Stock beneficially owned by Intel Capital (Cayman) Corporation, which we refer to as the Intel Cayman Shares, 33,333,333 shares of Class A Common Stock beneficially owned by Intel Capital Corporation, a subsidiary of Intel, which we refer to as the Intel Capital Shares, 21,881,604 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008A, which we refer to as the Intel 2008A Shares, 21,881,604 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008B, which we refer to as the Intel 2008B Shares, 21,881,604 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008C, which we refer to as the Intel 2008C Shares, and 93,333 shares of Class A Common Stock issuable on exercise of warrants issued to Middlefield Ventures, Inc., a wholly-owned subsidiary of Intel, which, together with the Intel Cayman Shares, the Intel Capital Shares, the Intel 2008A Shares, the Intel 2008B Shares and the Intel 2008C Shares, we refer to as the Intel Shares. Each of the above referenced stockholders have waived their right to exercise the rights that were issued to them in that certain Rights Offering as more fully described in the Corporate Structure section of our Form 10-K report filed with the SEC on February 22, 2011, and therefore such rights are not included in the share totals for these stockholders. Each of the above-referenced stockholders disclaims beneficial ownership of the shares of capital stock held by such other stockholder, except to the extent of his pecuniary interest therein.

(3)	Includes 531,724,348 shares of Class B Common Stock issued to Sprint HoldCo LLC. The address of such stockholder is 6200 Sprint Parkway, Overland Park, Kansas 66251.

(4)	Includes the Intel Shares. The address of each holder of Intel Shares is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.

(5)	Includes the Comcast Shares. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.

(6)	Includes 35,922,958 shares of Class A Common Stock, 375,000 shares of Class A Common Stock issuable on exercise of warrants, 613,333 shares of Class A Common Stock issuable on exercise of warrants, and 2,728,512 shares of Class B Common Stock. The address of such stockholder is 2300 Carillon Point, Kirkland, Washington 98033.

(7)	Includes 29,411,765 shares of Class A Common Stock beneficially owned by Google. The address of such stockholder is 1600 Amphitheatre Parkway, Mountain View, California 94043.

(8)	Includes the Time Warner Cable Shares. The address of each holder of Time Warner Cable Shares is 60 Columbus Circle, New York, New York 10023.

(9)	Includes 588,235 shares of Class A Common Stock issued in the name of CW Investments Holdings LLC, an affiliate of the stockholder, 100,000 shares of Class A Common Stock issued in the name of The Aven Foundation, 100,000 shares of Class A Common Stock issued in the name of The Stanton Family Trust, and 100 shares held in the name of the stockholder’s son. Mr. Stanton shares control of The Aven Foundation and disclaims beneficial ownership of the securities held by this entity. Mr. Stanton shares control of The Stanton Family Trust and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest and investment control therein.

(10)	Includes 35,832 shares of Class A Common Stock subject to options granted to Mr. Currie and exercisable within 60 days of February 28, 2011. Includes 50,000 shares indirectly held through the Currie Family Trust dated 2/03/1999, for which Mr. Currie is a Trustee.

(11)	Includes 40 shares of Class A Common Stock issued in the name of LKM Investments LLC, an entity managed by the stockholder.

(12)	Includes 2,088,666 shares of Class A Common Stock subject to options granted to Mr. Wolff and exercisable within 60 days of February 28, 2011.

(13)	Includes 1,027,915 shares of Class A Common Stock subject to options granted to Mr. Morrow and exercisable within 60 days of February 28, 2011.

(14)	Includes 90,699 shares of Class A Common Stock subject to options granted to Mr. Prusch and exercisable within 60 days of February 28, 2011.

(15)	Includes 116,158 shares of Class A Common Stock subject to options granted to Mr. Sievert and exercisable within 60 days of February 28, 2011.

(16)	Includes 46,808 shares of Class A Common Stock subject to options granted to Ms. Elder and exercisable within 60 days of February 28, 2011.

(17)	Includes 329,623 shares of Class A Common Stock subject to options granted to Dr. Saw and exercisable within 60 days of February 28, 2011.

MISCELLANEOUS AND OTHER MATTERS

Annual Report on Form 10-K and Additional Information
     The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended and in accordance with the Exchange Act, the Company files reports, documents and other information with the SEC. These reports and other information filed with the SEC by the Company may be inspected and are available for copying at the public reference facilities maintained by the SEC at 100 F Street, N.E. Washington, D.C. 20549. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains an internet website that contains periodic and other reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.
     The Company’s Annual Report on Form 10-K for the year ended December 31, 2010, including audited financial statements as of that date, can be accessed through the SEC website or is available from the Company, without charge, by first-class mail or other equally prompt means of delivery within one business day of the Company’s receipt of a written or oral request directed to us at Secretary, Clearwire Corporation, 4400 Carillon Point, Kirkland, Washington 98033.
Appraisal Rights
     Pursuant to the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the actions described herein, and we will not independently provide stockholders with any such right.
Other Business
     The Board of Directors knows of no other matters other than those described in this Information Statement that have been approved or considered by the holders of a majority of the shares of our common stock.

Stockholders Sharing an Address
     The Company will deliver only one copy of this Notice to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of this Notice to a stockholder at a shared address to which a single copy of this Notice is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of this Notice by contacting the Company at: Clearwire Corporation, 4400 Carillon Point, Kirkland, Washington 98033, Attention: Investor Relations, or by calling (425) 216-7812. Conversely, if multiple stockholders sharing an address receive multiple Notices and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth above.
* * * * * * * * * * * * * * *
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.
By Order of the Board of Directors

Broady R. Hodder
Secretary
Clearwire Corporation
April 4, 2011
Kirkland, Washington